EXHIBIT 2.1 ASSET PURCHASE AGREEMENT BETWEEN XETEL CORPORATION AND SBE, INC. DATED AS OF DECEMBER 6, 1996




                            ASSET PURCHASE AGREEMENT


                                     between







                               XeTel Corporation,
                             a Delaware corporation
                                   "Purchaser"



                                       and



                                   SBE, Inc.,
                            a California corporation
                                    "Seller"



                            As of December ___, 1996





                                TABLE OF CONTENTS

                  ARTICLE I TRANSFER OF ASSETS AND LIABILITIES

1.1    Purchase of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2    No Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . 1
1.3    Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.4    The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.5    Deliveries by Seller. . . . . . . . . . . . . . . . . . . . . . . . . 2
1.6    Deliveries by Purchaser . . . . . . . . . . . . . . . . . . . . . . . 3
1.7    Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . 3
1.8    Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . . . 4


Page -iv-

1.9    Title, Possession and Risk of Loss. . . . . . . . . . . . . . . . . . 4
1.10   Pre-Closing Warranty Liability. . . . . . . . . . . . . . . . . . . . 4
1.11   Other Services. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
1.12   Sole Source Provider - Right of First Refusal . . . . . . . . . . . . 5
1.13   Certain Payments Under the Equipment Lease Assignment . . . . . . . . 6

               ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER

2.1    Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . . 7
2.2    Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.3    No Violations; No Consents or Approvals Required. . . . . . . . . . . 7
2.4    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . 8
2.5    Title to Properties and Related Matters . . . . . . . . . . . . . . . 9
2.6    Absence of Change . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.7    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . 9
2.8    Compliance with Applicable Law. . . . . . . . . . . . . . . . . . . .10
2.9    Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . .10
2.10   Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . . . . .10
2.11   Collective Bargaining . . . . . . . . . . . . . . . . . . . . . . . .10
2.12   Controlled Group. . . . . . . . . . . . . . . . . . . . . . . . . . .11
2.13   Plan Qualification; Etc.. . . . . . . . . . . . . . . . . . . . . . .11
2.14   Non-Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . .13
2.15   Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
2.16   Liens and Encumbrances. . . . . . . . . . . . . . . . . . . . . . . .14
2.17   Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
2.18   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
2.19   Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . .15
2.20   Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

             ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1    Corporate Organization. . . . . . . . . . . . . . . . . . . . . . . .16
3.2    Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
3.3    No Violations; No  Consents or Approvals Required . . . . . . . . . .17
3.4    Brokers, Finders and Transaction Expenses . . . . . . . . . . . . . .18
3.5    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
3.6    Non-Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . .18

                              ARTICLE IV COVENANTS

4.1    Conduct of the Business Pending the Closing . . . . . . . . . . . . .18
4.2    Access to Information . . . . . . . . . . . . . . . . . . . . . . . .20
4.3    Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
4.4    Public Announcements. . . . . . . . . . . . . . . . . . . . . . . . .21
4.5    Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
4.6    Transition Agreement. . . . . . . . . . . . . . . . . . . . . . . . .22

                         ARTICLE V CONDITIONS TO CLOSING

5.1    General Conditions. . . . . . . . . . . . . . . . . . . . . . . . . .22
5.2    Conditions to Obligations of Seller . . . . . . . . . . . . . . . . .22
5.3    Conditions to Obligations of Purchaser. . . . . . . . . . . . . . . .23

       ARTICLE VI PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

6.1    Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
6.2    Certain Employee Benefits . . . . . . . . . . . . . . . . . . . . . .27

                            ARTICLE VII MISCELLANEOUS

7.1    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
7.2    Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
7.3    Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .28
7.4    Assignability, Parties in Interest. . . . . . . . . . . . . . . . . .28
7.5    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
7.6    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .29
7.7    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
7.8    Bulk Sales Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .29
7.9    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .29
7.10   Standstill. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
7.11   Survivability . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

SCHEDULES

Schedule 1.1 . . . . . . . . . . . . . . . . . . . . . . .Manufacturing Assets
Schedule 2.3 . . . . . . . . . . . .Violations; Consents or Approvals Required
Schedule 2.4(a). . . . . . . . . . . . . . . . . . . . . .Financial Statements
Schedule 2.5 . . . . . . . . . . . . . . . . . . . . . . . Subleased Equipment
Schedule 2.16. . . . . . . . . . . . . . . . . . . . . .Liens and Encumbrances
Schedule 5.3(i). . . . . . . . . . . . . . . . . . . . . . Open Purchase Order
Schedule 6.1 . . . . . . . . . . . . . . . . . . . . . . . .Selected Employees

EXHIBITS

Exhibit 1.3(b) . . . . . . . . . . . . . . . . . . . Form of Facility Sublease
Exhibit 1.3(d) . . . . . . . . . . . .Form of Manufacturing Services Agreement
Exhibit 1.5(a) . . . . . . . . . . . . . . . . . . . . . .Form of Bill of Sale
Exhibit 1.5(f) . . . . . . . . . . . . . . Form of Opinion of Seller's Counsel
Exhibit 1.5(g) . . . . . . . . . . . . . . . . . . .Form of Security Agreement
Exhibit 5.3(n) . . . . . . .Form of Employment Offer Letter (Norman E. O'Shea)

DISCLOSURE LETTER

                              INDEX OF DEFINITIONS

DEFINITION                                                             PAGE

Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Bill of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Controlled Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Department Cost. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Disclosure Letter. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Environmental Permits. . . . . . . . . . . . . . . . . . . . . . . . . . 15
Equipment Lease Assignment . . . . . . . . . . . . . . . . . . . . . . . .2
Facility Sublease. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Hazardous Material . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
LC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
Loss and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Manufacturing Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .1
MSA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
New Xetel Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Non-Disclosure Agreement . . . . . . . . . . . . . . . . . . . . . . . . 20
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Purchaser. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Purchaser Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Seller Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Seller Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
VEBA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of December ___, 1996 (the "Agreement"), is by and between XeTel Corporation, a Delaware corporation ("Purchaser"), and SBE, Inc., a California corporation ("Seller").

     This Agreement sets forth the terms and conditions upon which Seller will sell to Purchaser, and Purchaser will purchase from Seller, certain of the properties and assets and certain of the rights, claims and contracts of Seller (the "Business"), all upon the terms and subject to the conditions set forth in this Agreement.

     In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

     1.1 PURCHASE OF ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.4), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, certain assets, rights, claims and contracts described in Schedule 1.1 hereto (the "Manufacturing Assets"), including without limitation, all manufacturing equipment, excluding certain equipment leased by Seller from third parties, furniture and fixtures, and used instruments, tooling, hardware and all other assets owned and/or used by SBE in the manufacturing of its products, all of which are more particularly described in Schedule 1.1 hereto; provided, however, that Purchaser shall not acquire any interest in any trade secrets or intellectual property of Seller.

     1.2 NO ASSUMPTION OF LIABILITIES. Except as otherwise expressly provided in this Agreement, Purchaser shall assume no liabilities and/or obligations of Seller in connection with the transaction contemplated hereby.

     1.3 CONSIDERATION. Upon the terms and subject to the conditions of this Agreement, Purchaser will deliver or cause to be delivered to Seller at the Closing, in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery of the Manufacturing Assets, the following (collectively, the "Purchase Price"): (a) immediately available funds (cash equivalent) in the amount of One Million Six Hundred Thousand U.S. Dollars ($1,600,000) (subject to adjustment as set forth in Section 1.7 hereof), (b) a sublease duly executed by Purchaser, as "Sublessee," in favor of Seller, as "Sublessor," in the form of
Exhibit 1.3(b) attached hereto and incorporated herein by this reference (the "Facility Sublease"), for a portion of the real property of Seller's manufacturing facility, (c) an executed assignment of equipment lease for certain equipment (the "Equipment Lease Assignment") and (d) a manufacturing services agreement duly executed by Purchaser, as provider of services, in favor of Seller, as purchaser thereunder (the "MSA") in the form of Exhibit 1.3(d) attached hereto and incorporated herein by this reference.

     1.4 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m., pacific standard time, at the offices of Seller, on December 5, 1996 or at such other time, at such other place or on such other date as the parties hereto may mutually agree, and may be effected by mail and/or facsimile. The date on which the Closing occurs is herein referred to as the "Closing Date".

     1.5 DELIVERIES BY SELLER. At the Closing, Seller will deliver or cause to be delivered to Purchaser the following:

            (a)    a duly executed bill of sale, substantially in the form of
Exhibit 1.5(a) hereto (the "Bill of Sale");

            (b) a counterpart of the Facility Sublease duly executed by each of Seller and Master Landlord (as defined therein);

            (c) a counterpart of the Assignment and Assumption Agreement for certain equipment presently leased by Seller (the "Equipment Lease Assignment") duly executed by each of Seller and Lessor (as defined therein);

            (d) all such other deeds, endorsements, assignments and other instruments as, in the reasonable opinion of Purchaser's counsel, are necessary to vest in Purchaser title to the Assets to be transferred to it pursuant to this Agreement;

            (e)    a counterpart of the MSA duly executed by Seller;

            (f) an opinion of counsel to Seller substantially in the form attached as Exhibit 1.5(f) hereto;

            (g) a counterpart of the Security Agreement in the form attached hereto as Exhibit 1.5(g) (the "Security Agreement") and a financing statement in appropriate form related thereto, each duly executed by Seller; and

            (h) duly executed copies of all material third party consents and approvals contemplated by this Agreement and the Disclosure Letter in form and substance reasonably satisfactory to Purchaser.

     1.6 DELIVERIES BY PURCHASER. At the Closing, Purchaser will deliver or cause to be delivered to Seller the following:

            (a) immediately available funds in an amount equal to the cash portion of the Purchase Price;

            (b) a counterpart of the Facility Sublease duly executed by Purchaser;

            (c) a counterpart of the Equipment Lease Assignment duly executed by Purchaser;

            (d)    a counterpart of the MSA duly executed by Purchaser; and

            (e) an opinion of Purchaser's counsel dated as of the closing date in a form and substance reasonably satisfactory to Seller.

     1.7 PURCHASE PRICE ADJUSTMENT. Prior to the Closing, Purchaser shall physically inventory the Manufacturing Assets. The difference, if any, between the physical equipment inventory counts resulting from the physical inventory and the list of Manufacturing Assets on Schedule 1.1 shall, as appropriate, be deducted from the cash consideration portion of the Purchase Price on the basis of the net book value of each asset in question. If Seller disagrees with Purchaser's inventory, the parties shall use their respective best efforts to settle such disagreement.

     1.8 ALLOCATION OF PURCHASE PRICE. Seller and Purchaser shall determine an allocation of the Purchase Price among the Assets, using the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Seller and Purchaser each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Code Section 1060 (b), in a manner consistent with such allocation and will not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, investigation or otherwise. For all purposes of this Section 1.8, the parties agree that the value of the Manufacturing Assets has been determined to be $1,200,000.

     1.9 TITLE, POSSESSION AND RISK OF LOSS. The title to, possession of and risk of loss, destruction or damage with respect to the Manufacturing Assets shall pass to Purchaser as of the time of Closing; provided, however, that this
Section 1.9 shall not diminish, limit or otherwise impair in any manner Purchaser's or Seller's rights under the other provisions of this Agreement or the instruments, agreements, certificates and documents to be executed and delivered in connection herewith that apportion liability among the parties with respect to events, occurrences, omissions or other matters arising or occurring during specific periods.

     1.10   PRE-CLOSING WARRANTY LIABILITY.

            (a) With respect to Seller's products, including finished goods, manufactured prior to Closing, Seller shall retain responsibility for all product warranty claims that are asserted, both before and after Closing. Any product warranty claims made against Purchaser subsequent to Closing arising from products made by Seller prior to Closing shall at Seller's election and without Purchaser assuming any liability therefor, be satisfied by Purchaser on behalf of Seller, upon Seller approving the validity of a claim. SELLER AGREES TO INDEMNIFY AND HOLD PURCHASER, AND PURCHASER'S AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, COSTS, EXPENSES, DAMAGES AND LIABILITIES, INCLUDING REASONABLE ATTORNEY'S FEES TO THE EXTENT ARISING OUT OF, CONNECTED WITH, OR RESULTING FROM PURCHASER'S SATISFACTION OF SUCH WARRANTY CLAIMS; PROVIDED HOWEVER, IN NO EVENT SHALL SELLER BE REQUIRED TO INDEMNIFY PURCHASER FOR ANY SUCH COSTS AND EXPENSES TO THE EXTENT THEY ARISE OUT OF THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF PURCHASER. Indemnification of Purchaser by Seller for such warranty repairs, if any, performed by Purchaser or other satisfaction of said claims by Purchaser at Seller's direction shall be at Purchaser's cost ($50.00 per hour labor rate plus one-hundred fifteen percent (115%) of actual material costs) which shall be evidenced by Purchaser's invoices for such repairs or satisfaction, such invoices being conclusive and binding absent error.

            (b) Purchaser will provide a warranty to Seller in connection with the services provided by Purchaser for the manufacture of Seller's products, excluding software and firmware, in accordance with the MSA.

     1.11   OTHER SERVICES.

            From the Closing Date, through and including the first anniversary of the Closing Date, Purchaser will provide Seller test services and NRE as well as warranty services for products produced by Purchaser for Seller that are out of Purchaser's MSA warranty period at Department Cost. "Department Cost" shall mean Purchaser's actual direct costs and other indirect costs as necessary to provide such services. For such services, Seller will reimburse Purchaser at one hundred percent (100%) of the Department Cost of such services including materials such as stencils, tooling and other NRE costs within thirty (30) days of receipt of each invoice therefor from Purchaser. Such costs, estimated to be $14,000 per month, are subject to the approval of Seller which shall not be unreasonably withheld. Purchaser will provide design and prototype services requested by Seller at prices consistent with Purchaser's standard internal pricing policy during the term of the MSA.

     1.12   SOLE SOURCE PROVIDER - RIGHT OF FIRST REFUSAL .

            (a) Within the scope of Purchaser's capability, Seller agrees that during the exclusive (except as provided below) term of the MSA, Purchaser shall have a right of first refusal on Seller's manufacturing services requirements during the term of the MSA. Purchaser, within fifteen (15) business days following delivery of a request for quotation, shall provide Seller with a quotation for such services, priced in accordance with the terms of the MSA with estimated delivery and acknowledgment that such services are within the scope of Purchaser's capability. If Purchaser does not provide a quotation within such period, Seller may enter into an agreement with any third party to provide such services; provided, in any event, Purchaser agrees that quotations will be provided for products manufactured by Seller prior to the date hereof. Seller shall have the right to require Purchaser to provide support for such statement of capability. To meet delivery requirements, Purchaser may manufacture product at any manufacturing facility owned by Purchaser, or may, only upon written consent by Seller, subcontract to a third party.

            (b) Pricing for the first twenty four (24) months following the Closing shall be as described in the MSA.

            (c) After the initial two (2) years of the term of the MSA, both Companies will review contract pricing annually and adjust pricing as the parties mutually determine to be necessary to continue to be competitive and not in excess of one hundred and ten percent (110%) of the then current pricing of substantially similar services considering quality and delivery provided by similar contract manufacturers located in the domestic U.S.

     1.13 CERTAIN PAYMENTS UNDER THE EQUIPMENT LEASE ASSIGNMENT . Seller agrees to make any and all payments due pursuant to the Equipment Lease Assignment directly to the Purchaser (as defined in the Equipment Lease Assignment) when such payments are due after (a) Purchaser has ceased operating the equipment described in and subject to the Equipment Lease Assignment and returned such equipment to Seller and (b) Purchaser has vacated the premises described in and subject to the Facility Sublease, and after (i) the termination of the Seller Agreements, (ii) any period in which actual manufacturing services purchased by Seller under the terms of the MSA are less than seventy five percent (75%) of the Agreement Volumes (as defined in the MSA) during the first two years following the date hereof, or (iii) any fiscal quarter of Purchaser beginning or ending in either of the years beginning with the second and third anniversary of the date hereof when actual manufacturing services purchased by Seller under the MSA are less than four million two hundred fifty thousand dollars ($4,250,000).

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Purchaser as follows:

     2.1 CORPORATE ORGANIZATION . Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified or licensed as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties and assets now owned or held by it, or the nature of the business now conducted by it requires it to be so licensed or qualified, and where the failure to be so licensed or qualified would have a material and adverse effect on its business, operations or financial results. Seller has full corporate power and authority to carry on its business as now being conducted.

     2.2 AUTHORIZATION . Seller has full corporate power and authority to execute, deliver and perform this Agreement and, to the extent it is a party thereto, the documents to be delivered at the Closing pursuant to Section 1.5 hereof (collectively, the "Seller Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the Seller Agreements or the consummation by Seller of the transactions contemplated hereby or thereby or the performance of Seller's obligations hereunder and thereunder. This Agreement has been, and the Seller Agreements on the Closing Date will be, duly executed and delivered by Seller and this Agreement is, and on the Closing Date each of the Seller Agreements will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

     2.3 NO VIOLATIONS; NO CONSENTS OR APPROVALS REQUIRED . Except as set forth in the Disclosure Letter attached hereto (the "Disclosure Letter"), neither the execution and delivery of this Agreement or the Seller Agreements nor the consummation of the transactions contemplated hereby or thereby will
(i) conflict with or violate any provision of the Articles of Incorporation or By-Laws of Seller, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Seller's business or by which any of its assets are bound or affected or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of any security interest, lien, charge or encumbrance on any of its assets, equipment leases or facilities leases pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise, lease, material contract, or other material instrument or obligation to which Seller is a party except, in the case of (ii) and (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on Seller's business, operations or financial results, and, in the case of (iii) above, such liens, charges or encumbrances permitted by Section 2.5 hereof. Except as set forth in
Schedule 2.3, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Seller in connection with the execution, delivery or performance of this Agreement or the Seller Agreements and the consummation of the transactions contemplated hereby or thereby. Seller represents that, as of the Closing, it will have obtained all third party consents required for its execution, delivery and performance of this Agreement, the Facility Sublease, the Equipment Lease Assignment, the Security Agreement and the MSA.

     2.4    FINANCIAL STATEMENTS .

            (a) Seller has previously delivered to Purchaser Seller's (i) audited balance sheets for the fiscal years ended October 31, 1995 and 1994 and an unaudited balance sheet as of July 31, 1996 (the balance sheet as of July 31, 1996 is hereinafter referred to as the "Balance Sheet") and the related statements of income for the respective fiscal periods then ended (all of the financial statements referred to above in this Section 2.4(a) are attached hereto as Schedule 2.4(a) and are herein collectively referred to as the "Financial Statements"). The Financial Statements fairly present the financial position of the Business as of the respective dates set forth therein and the results of operations of the Business for the respective periods or as of the respective dates set forth therein, in each case in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise noted therein and subject (in the case of interim financial statements referred to above) to normal year end audit adjustments none of which will be material, and the absence of notes.

            (b) Except as set forth in the Disclosure Letter and except for those incurred in the ordinary course of business and consistent with past practice, since the date of the Balance Sheet to the date of this Agreement the Business has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which have not been discharged prior to the date of this Agreement and which (i) are in excess of $100,000 individually or
(ii) when taken together with all other such liabilities and obligations are in excess of $250,000 in the aggregate.

     2.5 TITLE TO PROPERTIES AND RELATED MATTERS . Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and marketable title to the Manufacturing Assets and will become the legal and beneficial owner of the Manufacturing Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind ("Liens"). The Manufacturing Assets, together with any and all intellectual property licensed to Purchaser by Seller pursuant to the MSA, consist of all assets necessary to manufacture Seller's products in the manner such products have been manufactured prior to the date hereof. Seller represents all Manufacturing Assets including subleased equipment listed on
Schedule 2.5 hereof has been maintained with regular maintenance and has not diminished in quantity or quality other than is normal in the ordinary course of business.

     2.6 ABSENCE OF CHANGE . Except as disclosed in the Disclosure Letter, since July 31, 1996 (i) Seller's business has been operated and the Manufacturing Assets have been maintained and repaired in the ordinary course in a manner consistent with past practice and (ii) there has not been any change in the operations, properties, assets or condition, financial or otherwise, of Seller's business other than changes, none of which, individually or in the aggregate, has been materially adverse to Seller's business.

     2.7 INTELLECTUAL PROPERTY . Except as set forth in the Disclosure Letter, (i) Seller is the sole and exclusive owner of all rights to the Manufacturing Assets and, to Seller's knowledge, Seller has the right to use in the manufacture of Seller products all required intellectual property without the payment of any license, fee, royalty or similar charge and (ii) there is no material claim of any other person, firm or corporation or any proceeding pending or, to Seller's best knowledge, threatened which relates to any of such intellectual property.

     2.8    COMPLIANCE WITH APPLICABLE LAW .

            (a) Except as set forth in the Disclosure Letter, the Business is presently complying, and on the Closing will be in compliance, in all material respects with all applicable laws, rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local or otherwise), except for such failures to comply which in the aggregate will not have a material adverse effect on Seller's business.

            (b) Seller is in compliance in all material respects with all requirements of all applicable building, fire, environmental, zoning or other laws, ordinances, regulations or decrees which affects the business of Seller and the location and operation thereof or to which Seller is subject and Seller has not received any notice or other communication from any governmental agency, as amended, with respect to an alleged, actual or potential violation and/or failure to comply with any of the foregoing and no such notice or other communication has been received, the adverse determination of which could reasonably be expected to have a material adverse effect on the Business.

     2.9 BROKERS AND FINDERS . Except as set forth in the Disclosure Letter, neither Seller nor any of its officers, directors or employees, has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses for which Purchaser may be liable.


     2.10 POWERS OF ATTORNEY . Except as set forth in the Disclosure Letter, Seller has not given to any person or party, and there is not currently existing, any power of attorney of any type pertaining to the Manufacturing Assets.

     2.11   COLLECTIVE BARGAINING .   Seller's employees are not subject to any
collective bargaining agreements or other contracts with a labor union, contingent or otherwise, nor are any of the Seller's employees represented by any labor union. The relations of Seller with its employees are satisfactory. Except as disclosed in the Disclosure Letter, there are no unfair labor practice charges or complaints pending against Seller involving the employees now or previously employed by Seller. Except as disclosed in the Disclosure Letter, during the 12-month period preceding the date hereof, there have not been any labor disputes or written and filed grievances or claims involving employees of Seller.

     2.12 CONTROLLED GROUP . Except as disclosed in the Disclosure Letter hereto, Seller does not nor does any other organization which is a member of a controlled group of organizations within the meaning of Code Section 414(b),
(c), (m) or (o), of which Seller is a member (the "Controlled Group") have any obligation, contingent or otherwise, covering any employees under any employment or consulting agreement or under any executive or employee's compensation plan, agreement or arrangement including, without limitation, any pension, retirement, profit sharing, stock option, stock purchase, bonus or savings plan, (collectively referred to herein as "Seller Plans"). With respect to Seller's employees, except as disclosed in the Disclosure Letter, to Seller's knowledge, Seller has not materially breached or otherwise failed to comply in all material respects with any provision of any Seller Plan, and there are no written and filed claims or grievances outstanding against Seller under any Seller Plan. Copies of the most recent versions of the following documents have been provided by Seller to Purchaser: (i) Internal Revenue Service determination, opinion or notification letter and any outstanding request for a determination, opinion or notification letter for each Seller Plan subject to
Section 401(a) of the Code; (ii) Form 5500 and attachments, and with respect to the last five (5) plan years, Form 5500 and attachments for each Seller Plan, subject to Section 412 of the Code; (iii) all Forms 5310; (iv) any ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association ("VEBA") which is implementing any Seller Plan; and (v) general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Seller Plan that is a "group health plan" as defined in Code Section 5000.

     2.13 PLAN QUALIFICATION; ETC. Except as disclosed in the Disclosure Letter, with respect to each Seller Plan: (i) each Seller Plan which is an "employee pension benefit plan" (as such term is defined in ERISA Section 3(2)) is "qualified" within the meaning of Section 401(a) of the Code and has received a favorable determination letter as to its qualification under the Code, and to Seller's knowledge, nothing has occurred (whether by action or failure to act), which would cause the loss of such qualification; (ii) each VEBA which is intended to implement any Seller Plan has received a favorable ruling or determination letter to its tax-exempt status and, to Seller's knowledge, nothing has occurred, whether by action or failure to act, which would cause the loss of such tax-exempt status; (iii) to Seller's knowledge, no member of the Controlled Group nor any other party has, with respect to any Seller Plan, engaged in a non-exempt prohibited transaction, as such term is defined in Code
Section 4975 or ERISA Section 406, which would subject any member of the Controlled Group, Seller or, upon consummation of the transaction contemplated hereby, Purchaser to any taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(I); (iv) to Seller's knowledge, no event has occurred and no condition exists that would subject any member of the Controlled Group, Seller or, upon consummation of the transaction contemplated hereby, Purchaser to any taxes under Code Sections 4972, 4977 or 4979 or to a fine under ERISA Section 502(c);
(v) each member of the Controlled Group has complied, with the reporting and disclosure requirements of ERISA; (vi) all insurance premiums required as of the date hereof have been paid, and insurance premiums required as of the Closing Date will have been paid prior to the Closing Date; and (vii) all forms, documents and other materials have been filed with the Securities and Exchange Commission or otherwise distributed as required by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any regulation or rule promulgated thereunder. Neither Seller nor any member of the Controlled Group sponsors a Seller Plan subject to the minimum funding requirements of Code Section 412 or Title IV of ERISA. Except as disclosed in the Disclosure Letter, no member of the Controlled Group nor Seller presently maintains, or within the last 60 months has maintained, any "multiemployer plan" (within the meaning of Section 3(37) of ERISA applicable to Seller's employees. With respect to any Seller Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1)) (i) each Seller Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets with such requirements; (ii) there is no disqualified benefit (as such term is defined in the Code Section 4976(b)) which would subject any member of the Controlled Group, Seller or, upon consummation of the transaction contemplated hereby, Purchaser to any taxes under Code
Section 4976(a); and (iii) each and every Seller Plan which is a group health plan (as such term is defined in Code Section 5000) complies and has complied in all material respects with the applicable requirements of Code Section 4980B. Except as disclosed in the Disclosure Letter, no member of the Controlled Group nor Seller nor the Controlled Group as a whole maintains any post-retirement health plans (except to the extent required under Code Section 4980B) or post-retirement life insurance plans for employees and retirees. Except as disclosed in the Disclosure Letter, Buyer assumes no responsibility and/or liability for any benefits under any Seller Plan as a result of the consummation of the transactions contemplated hereby.

     2.14 NON-DISCLOSURE . No representation or warranty by Seller in this Agreement or document herein contemplated, as they relate to Seller, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading. Projections and forecasts provided by Seller to Purchaser were prepared in good faith by the management of Seller and are believed by such management to be reasonable as of the date hereof; provided, however, that Seller does not represent the accuracy of any such projections or forecast.

     2.15 CONTRACTS . Seller is not (nor, to Seller's knowledge, is any other party) in material default under, nor does any event, circumstance or situation exist which, with the passage of time will cause a default under any material lease, contract or agreement, undertaking, commitment, judgment, order or decree of any court or any government agency or instrumentality relating to or constituting any of the Manufacturing Assets or Seller's business under which any person, firm, corporation or other entity is or may be entitled to assert any rights against any of the Manufacturing Assets, except as disclosed in the Disclosure Letter.

            Except as disclosed in the Disclosure Letter, with respect to the Business, Seller is not a party to nor is it or any of the Manufacturing Assets subject to or otherwise bound by any:

            (a)    Contract for the employment of any officer or employee;

            (b) Lease or agreement to it or by it of real property or personal property;

            (c) Continuing contract for the future purchase of commodities, materials, ingredients, supplies, merchandise, services or equipment;

            (d)    Sales, agency or representative, contract or commitment;

            (e) Contracts with suppliers, vendors, distributors, clients, customers or others for the future performance of services or provision of goods by or for Seller other than those required to fulfill the manufacture of the Agreement Volumes; and

            (f)    Any other material contract affecting the Manufacturing
Assets.

     2.16   LIENS AND ENCUMBRANCES .

            (a) Seller has either discharged or caused to be discharged, as the same have become due, all taxes, costs, expenses, charges and debts of every kind and character, attributable or relating to the Manufacturing Assets or revenues or income derived therefrom for all periods through Closing Date, the non-payment of which would result in a lien or encumbrance on any Manufacturing Asset and the assessment of any additional taxes, that by law, on or prior to the Closing Date, should have been reported or paid or in accordance with generally accepted accounting principles should have been accrued.

            (b) All liabilities of Seller and liens in favor of creditors of Seller related to the Manufacturing Assets described in Schedule 2.16, are required to be fully and finally paid (or satisfied and released in the case of liens) by Seller prior to or simultaneous with the Closing. All liens in favor of creditors of Seller, excluding liens in favor of Purchaser, related to any inventory subsequently purchased by Purchaser from Seller, are also required to be fully released prior to or simultaneous with payment by Purchaser for such inventory in accordance with the MSA.

     2.17 COMPLIANCE . Except as disclosed in the Disclosure Letter, Seller has full power, authority and legal right and has all material licenses, permits, qualifications, and other documentation necessary or appropriate to operate the Manufacturing Assets and to carry on the Business as being conducted on the date of this Agreement, and such Business is now being conducted in all material respects in compliance with all applicable laws, ordinances, rules and regulations of any governmental department, commission, board, bureau, agency or instrumentality of the United States, any state or political subdivision thereof, or any foreign jurisdiction, and all applicable court or administrative agency decrees, awards and orders, and there is no condition or state of facts which to Seller's knowledge could reasonably be expected to give rise to a violation thereof or a liability or default thereunder.

     2.18 LITIGATION . No legal action, suit or proceeding, judicial or administrative; or grievance, arbitration, investigation, or claim by or before any governmental agency, for which Purchaser will be responsible or liable or to which any of the Manufacturing Assets will be subject on or after Closing is pending or, to Seller's knowledge, threatened which involves or may involve any Manufacturing Asset or the Business or the purchase, sale, transportation or processing of raw materials or products therefrom, which, if adversely determined could reasonably be expected to have a material adverse effect on any Manufacturing Asset after the Closing or the Business after the Closing, the purchase, sale, transportation or processing of raw materials or products therefrom or the ability of Seller to perform its obligations under this Agreement or any other document or instrument referred to herein or contemplated hereby. Seller is not aware of any facts which to its knowledge could reasonably be expected to result in any action, suit, or proceeding which could reasonably be expected to cause any material adverse change in its business or its condition (financial or otherwise) or any Manufacturing Asset and for which Purchaser will be responsible or liable or to which any of the Manufacturing Assets will be subject on or after Closing.

     2.19   ENVIRONMENTAL MATTERS .     Except (i) as provided in the Disclosure
Letter, or (ii) as would not have a material adverse effect on Seller's business, operations or financial results (or, with respect to (c) below, where the failure to take such actions would not have a material adverse effect):

            (a) No substance that is regulated by any governmental entity or that has been designated by any governmental entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") is present in, on or under any property that Seller has at any time owned, operated, occupied or leased.

            (b) Seller has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law.

            (c) Seller has obtained all permits, licenses and other authorizations ("Environmental Permits") required to be obtained by it under the laws of any governmental entity relating to pollution or protection of the environment (collectively, "Environmental Laws"). All required environmental permits are in full force and effect. Seller (i) is in compliance in all material respects with all terms and conditions of required environmental permits and (ii) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any applicable and enforceable code, plan, order, decree, judgment, notice or regulation promulgated or approved thereunder. Seller has not received any notice and is not aware of any past or present condition or practice of the businesses conducted by Seller that, to Seller's knowledge forms or could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing or investigation against Seller arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

     2.20   SOLVENCY .   Prior to the closing of the transactions contemplated
in this Agreement, the Seller was not insolvent and did not have unreasonably small capital, and immediately after the closing of the transactions contemplated in this Agreement and payment by Seller of any of its outstanding indebtedness, the Seller will not be insolvent and will not have unreasonably small capital or have incurred indebtedness (presently existing or intended) beyond its ability to pay. The statements in this Section 2.20 as to the solvency and capital of the Seller are made accounting for, in addition to other assets, liabilities and transactions of the Seller (a) the payment of outstanding liabilities of Seller in connection with the consummation of the transactions contemplated in this Agreement and the sale of the Business and (b) the retention and expected payments of liabilities, if any, by the Seller of outstanding liabilities related to the Business.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to each Seller as follows:


     3.1 CORPORATE ORGANIZATION . Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business as a foreign corporation and is in good standing under the laws of the State of Texas.

     3.2 AUTHORIZATION . Purchaser has full corporate power and authority to execute and deliver this Agreement and the documents to be delivered at the Closing pursuant to Section 1.6 hereof (collectively, the "Purchaser Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the Purchaser Agreements or the consummation by Purchaser of the transactions contemplated hereby or thereby. This Agreement has been, and the Purchaser Agreements on the Closing Date will be, duly executed and delivered by Purchaser and this Agreement is, and on the Closing Date each of the Purchaser Agreements will be, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to applicable laws affecting creditors' rights generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity.

     3.3 NO VIOLATIONS; NO CONSENTS OR APPROVALS REQUIRED . Neither the execution and delivery of this Agreement or the Purchaser Agreements nor the consummation of the transactions contemplated hereby or thereby will
(i) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Purchaser, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Purchaser or by which any of its properties or assets are bound or affected, or
(iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by or maturity of, or result in the creation of, any security interest, lien, charge or encumbrance on any of its assets or properties pursuant to any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, permit, license, franchise agreement, lease, material contract, or other material instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound or affected, except, in the case of
(ii) and (iii) above, for such conflicts, violations, breaches, defaults, terminations, cancellations and accelerations which in the aggregate will not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Agreements. No notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or instrumentality or any other person is required to be submitted, made or obtained by Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Agreements and the consummation of the transactions contemplated hereby or thereby.

     3.4 BROKERS, FINDERS AND TRANSACTION EXPENSES . Neither Purchaser nor its officers, directors or employees has incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses for which Seller may be liable. Seller shall bear and pay all legal, accounting and other expenses incurred by Seller in connection with the transactions contemplated by this Agreement and Buyer shall bear and pay all legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement. Sales tax on the equipment portion of the consideration shall be borne by Purchaser.


     3.5 LITIGATION . No legal action, suit or proceeding, judicial or administrative, or grievance, arbitration, investigation or claim by or before any governmental agency to which Purchaser will be subject on or after the Closing Date is pending, or to Purchaser's knowledge, is threatened which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or any document or instrument referred to herein or contemplated hereby.

     3.6 NON-DISCLOSURE . No representation or warranty by Purchaser in this Agreement and no attachment hereto by Purchaser or document herein contemplated to be delivered by Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                                   COVENANTS

     4.1 CONDUCT OF THE BUSINESS PENDING THE CLOSING . Seller hereby covenants that, from the date hereof to and including the Closing Date, unless Purchaser shall otherwise agree (which agreement shall not be unreasonably withheld) or as otherwise contemplated by this Agreement:

            (a) Seller's business shall be conducted and the Manufacturing Assets shall be repaired and maintained in the ordinary and usual course, in a manner consistent with past practice;

            (b) except in the ordinary course of business consistent with past practice, Seller shall not (i) make any commitment to make any capital expenditures after the Closing Date with respect to the Business individually in excess of $5,000 or in the aggregate in excess of $25,000; (ii) dispose of any capital assets of the Business with a book value, individually or in the aggregate, in excess of $5,000 or encumber any of its capital assets; (iii) amend any of its material contracts that are part of the Business or (iv) grant any increases in employee compensation to an employee engaged in the Business, except pursuant to normal performance reviews;

            (c) Seller shall use its best efforts to preserve for Purchaser the goodwill of all persons dealing with Seller in connection with the Business;

            (d) Seller shall cooperate fully with Purchaser as to arrangements for the transfer of the Manufacturing Assets to Purchaser in an orderly fashion;

            (e) Seller shall maintain in full force and effect all insurance policies now in effect or renewals thereof covering the Manufacturing Assets or its business and the employees employed in the Business and shall cooperate fully with Purchaser as to arrangements for obtaining insurance policies concerning the Manufacturing Assets and insurance and related benefits for the New XeTel Employees in accordance with the terms hereof in an orderly fashion after Closing;

            (f) Seller shall promptly notify Purchaser of (i) any breach or violation of, default or event of default under, or actual or threatened termination or cancellation of any material contract or other material instrument relating to its business, (ii) any material loss of, damage to, or disposition of any of the Manufacturing Assets (other than the sale or use of inventories in the ordinary course of business), and (iii) any claim or litigation, threatened or instituted, or any other material adverse event or occurrence involving or affecting its business;

            (g) Seller shall consult with Purchaser with respect to any collective bargaining negotiations affecting the Business;

            (h) Except as set forth in the Disclosure Letter, Seller has not agreed to, and shall not, sell, dispose of, distribute, encumber or enter into any agreement, arrangement or commitment, whether oral or written, for the sale, disposition, distribution or encumbrance of any portion of the Business (other than the sale or use of inventories in the ordinary course of business) and has not initiated and has not participated (nor shall it participate except to the extent in the reasonable opinion of Seller's counsel participation is necessary for Seller's Board of Directors to discharge its fiduciary duties to Seller's Shareholders) through agents, representatives or otherwise, in any discussions or negotiations with, or otherwise solicit from, any corporation, business or person any proposals or offers relating to any such disposition of any such portion of the Business, and no such action is contemplated by Seller as of the Closing Date.

     4.2    ACCESS TO INFORMATION .

            (a) Prior to the Closing Date, Seller (i) will give Purchaser and its respective authorized representatives reasonable access, subject to such limitations or procedures as may be necessary to protect the attorney-client privilege or the work product doctrine, to all offices, warehouses, plants, stores and other facilities and to all books and records of the Business,
(ii) will permit Purchaser and all such persons to make such inspections with respect to the Manufacturing Assets and the Business as they may reasonably request, and (iii) will cause its officers to furnish Purchaser and all such persons with such financial and operating data and other information with respect to the Manufacturing Assets and the Business as they may from time to time reasonably request.

            (b) Purchaser will hold and will cause its representatives to hold in strict confidence all documents and information concerning Seller's business in the manner provided for in the Mutual Non-Disclosure Agreement between Purchaser and Seller dated August 1, 1996 (the "Non-Disclosure Agreement").

            (c) As of the Closing Date, Seller agrees to make available to Purchaser financial data and other information retained by Seller relating to the Manufacturing Assets, and will make available such employees of Seller, as Purchaser shall from time to time reasonably request, to permit Purchaser to prepare any tax returns and in connection with any governmental examination of tax returns relating to the Manufacturing Assets for periods from and after the Closing Date. Seller's reasonable expenses in connection therewith shall be reimbursed by Purchaser upon written demand.

     4.3    BEST EFFORTS.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, the Seller Agreements and the Purchaser Agreements and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

            (b) In the event Purchaser or Seller, as the case may be, is unable to obtain, prior to the Closing, any consents, approvals, waivers or other authorizations to transfer to Purchaser any Manufacturing Asset, Purchaser and Seller will cooperate with each other in order to obtain such consents, approvals, waivers or other authorizations at the earliest practicable date. In each instance where such consents, approvals, waivers or other authorizations cannot be obtained prior to the Closing, Seller shall use commercially reasonable efforts to enter into such alternative arrangements and agreements with Purchaser as may be appropriate in order to permit Purchaser to realize, receive and enjoy substantially similar rights and benefits and to enable Purchaser to conduct operations of the Manufacturing Assets until the consents, approvals, waivers or other authorizations are obtained.

     4.4 PUBLIC ANNOUNCEMENTS. Purchaser and Seller will mutually approve the substance and timing of any press release or any other public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any securities exchange.

     4.5 COMPETITION. Seller covenants and agrees that following the Closing through the term of the MSA, it shall, not directly, indirectly or through any ownership interest in any firm, corporation, partnership, proprietorship or other business, engage with third parties in manufacturing activities substantially the same as the manufacturing activities for which Purchaser is then using the Manufacturing Assets; PROVIDED, HOWEVER, that
(i) Seller may own, directly or indirectly, solely as an investment, securities of any person which are publicly traded if Seller does not, directly or indirectly, beneficially own five percent or more of any class of securities of such person; and (ii) Seller may have such an ownership interest if such ownership arises as a result of the acquisition of a business entity having business activities other than those now engaged in by Seller.

     4.6 TRANSITION AGREEMENT. Seller will provide Purchaser accounting and data processing services for material logistics and control, accounting and payroll services related to former employees of Seller who become Purchaser employees. Purchaser will pay Seller $2,000 per month plus additional mutually agreed upon fees for additional outside services such as payroll services. The administrative, shipping and receiving services contemplated herein are based upon the Agreement Volumes (as defined in the MSA) and, in the event of significant increases in volumes, shall be renegotiated in writing by both parties. Either party may terminate these services with six (6) months' prior written notice, unless otherwise agreed to in writing.

     Purchaser will provide Seller access to the shipping and receiving area to ship and receive non-product Seller business. Purchaser reserves to right to evaluate costs and negotiate price changes with Seller for costs associated with providing order fulfillment services as well as costs associated with storing, holding and managing Seller finished goods inventories, if any.

                                    ARTICLE V

                             CONDITIONS TO CLOSING

     5.1 GENERAL CONDITIONS. The obligations of each party hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the condition that no order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

     5.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless expressly waived in writing by Seller:

            (a) Purchaser shall have performed in all material respects its obligations required under this Agreement to be performed by it at or prior to the Closing.

            (b) The representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time except to the extent that a different time is specifically stated in such representations and warranties.

            (c) Seller shall have received the Purchase Price and the documents referred to in Section 1.6 hereof.

            (d) Purchaser shall have delivered to Seller, in such form as Seller's legal counsel may reasonably request, evidence of Purchaser's corporate authority for the execution, delivery and performance of this Agreement and the other agreements and instruments to be executed and delivered pursuant hereto and the transactions contemplated hereby and thereby.

     5.3 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, unless expressly waived in writing by Purchaser:

            (a) Seller shall have performed in all material respects its obligations required under this Agreement to be performed by it at or prior to the Closing.

            (b) The representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time except to the extent that a different time is specifically stated in such representations and warranties.

            (c)    Purchaser shall have received the documents referred to in
Section 1.5 hereof.

            (d) No material casualty, loss or damage shall have occurred prior to the Closing to any material amount of the Manufacturing Assets unless Seller shall have either repaired or replaced or transferred, or committed to transfer when received, proceeds from insurance with respect to such lost or damaged property, all to the reasonable satisfaction of Purchaser.

            (e) All consents and approvals shall have been obtained upon terms and conditions reasonably satisfactory to Purchaser.

            (f) Seller shall have delivered to Purchaser, in such form as Purchaser's legal counsel may reasonably request, evidence of its corporate authority for the execution, delivery and performance of this Agreement and the other agreements and instruments to be executed and delivered pursuant hereto and the transactions contemplated hereby and thereby.

            (g) All necessary approvals, consents or orders of all administrative agencies or government authorities which have jurisdiction over Seller, to the assignment of the Assets shall have been obtained upon terms and conditions reasonably satisfactory to Purchaser.

            (h) Prior to closing Purchaser shall have satisfied itself and its legal counsel that, as a result of the transaction, it will receive good and marketable title to the Manufacturing Assets, free and clear of any liens or other current or potential claims by creditors of Seller.

            (i) At the Closing, Seller will provide a list of actual open purchase orders for contract manufacturing services by customer and dollar amount. Purchaser shall pay Seller a commission of five percent (5%) of gross sales less actual material costs relating to such open purchase orders within thirty days of receipt of payment for the manufacturing services by Purchaser in fulfillment of such purchase orders, provided however, in no event shall Purchaser be required to pay aggregate commissions of more than five percent (5%) of gross sales less actual material costs in the event a commission is also due to an outside sales representative.

            (j) Seller shall have paid to its employees whose employment with Seller terminates on or prior to the Closing Date and who are to become Purchaser's employees in connection with the transactions contemplated hereby all vacation amounts accrued and due to such employees. Purchaser shall assume no liability for any such pre-closing vacation liability. After Closing, vacations will be administered in accordance with Purchaser's standard vacation policy.

            (k) Seller shall have paid all amounts due for severance pay or other employee benefits which result from the transactions contemplated by this Agreement.

            (l) At Closing, or promptly thereafter, but no later than December 9, 1996, to support Seller's liability to Purchaser for Purchaser's shipment of product manufactured by Purchaser for Seller and

Purchaser's purchases of inventory for Seller, Seller shall provide an irrevocable standby letter of credit (the "LC") in favor of Purchaser in the amount of six hundred fifty thousand dollars ($650,000). The LC, or a successor letter of credit satisfactory to Purchaser, will be available for drawdown by Purchaser, and the term of the LC shall be reviewed quarterly until such time as Seller's financial condition and profitability improves to a level and for a duration reasonably acceptable to Purchaser as specified in the April 15, 1997 agreement discussed below. The terms of the LC, or its successor, will provide for partial payments upon submission by Purchaser to Seller of invoices for (a) any amount which Seller has failed to pay within thirty (30) days from invoice date for material purchased or services rendered in connection with Seller's programs or (b) for damages, costs and expenses, including reasonable attorneys' fees, actually incurred by Purchaser as a result of Seller's breach of its representations or warranties or default of any of its obligations under this Agreement or (c) for damages, costs and expenses, including reasonable attorneys' fees, resulting from a default by Seller under any of the Seller Agreements (excluding incidental or consequential damages resulting from Seller's default under this Agreement or any Seller Agreement). Purchaser shall make individual partial draws against the LC for past due or other claims which total more than $20,000 in the aggregate. Purchaser agrees to provide Seller three (3) days advance written notice prior to requesting any draw under the LC. No later than April 1, 1997 Purchaser will provide the terms and conditions under which it will agree to remove the LC and terminate the Security Agreement to Seller for discussion on April 15, 1997. Regarding the LC Purchaser and Seller agree to: (i) meet on April 15th and discuss the business between the parties up to that point, actual results versus Agreement Volumes and revised forecast and order backlog under the MSA; (ii) use their best efforts to agree to terms and conditions under which Purchaser will separately remove the LC; and
(iii) in the event the parties are unable to reach agreement on or about April 15th on the terms and conditions under which Purchaser will separately remove the LC and terminate the Security Agreement, the dispute will be referred to Mr. Ronald Guire (or if Mr. Guire is unavailable, another mutually acceptable party) who will seek to guide the parties to a resolution of the dispute within thirty days.

            (m) Seller shall provide Purchaser a security interest in all accounts receivable, inventory, and other assets retained by Seller following the Closing, subordinated solely to senior security interests as indicated in the Security Agreement. Purchaser shall remove its security interest when Seller's financial condition and profitability improves to a level and for a duration reasonably satisfactory to Purchaser as specified in the April 15, 1997 agreement discussed above. Purchaser agrees that if Seller's primary commercial lender changes from Comerica Bank to any other lender, Purchaser will subordinate its security interest, but no rights of payment, to such new lender's security interest.

            (n) The employment offer letter in the form of Exhibit 5.3(n) attached hereto and incorporated herein by this reference, dated the Closing Date, shall have been executed by Mr. Norman E. O'Shea.

                                   ARTICLE VI

                       PERSONNEL, EMPLOYMENT ARRANGEMENTS
                             AND EMPLOYEE BENEFITS

     6.1 PERSONNEL. Effective on or about the time of signing of this Agreement, Purchaser shall offer employment, conditioned upon Closing, to (i) selected active employees of Seller listed on Schedule 6.1 engaged in operations of the Manufacturing Assets as of the Closing, provided that any selected employees on short-term disability, temporary leave and temporary lay-off shall be offered employment in their same status, and (ii) the non-plant staff employees and corporate staff employees listed on Schedule 6.1, in each case, unless otherwise agreed to be any such employee, at compensation equivalent to or greater than, and benefit levels in the aggregate substantially equivalent to or greater than, the compensation and benefit levels paid by Seller prior to Closing. Such employment offers shall terminate immediately following Closing. Persons who accept offers of employment made by Purchaser pursuant to this Section 6.1 shall be referred to hereinafter as the "New Xetel Employees." The term "New XeTel Employees" shall not include any former employees of Seller who are hired pursuant to an offer made after the expiration of the offer made by Purchaser under this Section 6.1. Seller shall assist Purchaser in effecting the change of employment of the New XeTel Employees in an orderly fashion.

     6.2 CERTAIN EMPLOYEE BENEFITS. Purchaser covenants that as soon as practicable Seller employees who become employees of Purchaser will receive prior service credit (in no event to exceed twelve (12) years) related to their employment tenure with Seller for purposes of inclusion in Purchaser's 401(k) savings plan, personal days, educational reimbursement benefits and similar employee benefit plans of Purchaser now in existence or adopted by Purchaser in the future. The parties hereto acknowledge that inclusion of former Seller employees who become Purchaser employees in Purchaser's 401(k) savings plan with prior service credit may take a reasonable period of time following closing to implement successfully. With respect to health insurance benefits, Purchaser agrees to provide continuous health benefits in accordance with Purchaser's present health insurance benefits to former Seller employees who become Purchaser employees at Closing.

                                   ARTICLE VII

                                 MISCELLANEOUS

     7.1 NOTICES. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission with confirmation of receipt or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

            If to Seller to:            SBE, Inc.
                                        4550 Norris Canyon Road
                                        San Ramon, CA 94583-1369
                                        Attention:  Timothy J. Repp
                                        Telephone:  (510) 355-7610
                                        Telecopy:   (510) 355-2033

            with a required copy to:    Cooley Godward LLP
                                        One Maritime Plaza, 20th Floor
                                        San Francisco, CA 94111-3580
                                        Attention: Christopher A. Westover, Esq.
                                        Telephone:  (415) 693-2000
                                        Telecopy:  (415) 951-3699

            If to Purchaser to:         XeTel Corporation
                                        2525 Brockton Drive
                                        Austin, TX 78759
                                        Attention:  Richard S. Chilinski
            with a required copy to:    Brobeck, Phleger & Harrison LLP
                                        301 Congress Avenue
                                        Suite 1200
                                        Austin, TX 78701
                                        Attention:  P. Steven Hacker, Esq.

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

     7.2 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.3 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas regardless of the law that might otherwise govern under applicable principles of conflict of laws thereof.

     7.4 ASSIGNABILITY, PARTIES IN INTEREST. This Agreement is not assignable by any party; provided, however, that either party may assign this Agreement to any corporation which controls, is controlled by or is under common control with the assigning party, or to any corporation resulting from the merger or consolidation with the assigning party, or to any person or entity which acquires all the assets of the assigning party and such assignee shall assume in writing and in full, the obligations of the assigning party under this Agreement. Subject to the foregoing, this Agreement shall bind the parties and their respective successors and assigns.

     7.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.6 ENTIRE AGREEMENT. This Agreement and the Seller Agreements (including the documents and instruments referred to herein and the Non-Disclosure Agreement) (a) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     7.7 SEVERABILITY. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     7.8 BULK SALES LAWS. SELLER AND PURCHASER AGREE TO WAIVE COMPLIANCE WITH THE BULK SALES LAWS OF ANY STATE IN WHICH THE MANUFACTURING ASSETS ARE LOCATED OR IN WHICH OPERATIONS RELATING TO SELLER'S BUSINESS ARE CONDUCTED. SELLER SHALL DEFEND, INDEMNIFY AND HOLD PURCHASER HARMLESS FROM ANY LIABILITY, DAMAGE, COST OR EXPENSE RELATING TO SUCH WAIVER OF AND NON-COMPLIANCE WITH BULK SALES LAWS.

     7.9    INDEMNIFICATION.

            (a) Seller agrees to indemnify, defend and hold harmless Purchaser and its officers and directors from and against, and shall pay to each such indemnified party the net amount of any loss, claim, damage, liability or expense (including reasonable attorney's fees and out-of-pocket expenses) (collectively, "Loss and Expenses") to the extent incurred by or resulting to any such person, either directly or indirectly, by reason of or resulting from
(i) any breach of or inaccuracy in the representations and warranties of Seller, or breach, nonfulfillment or default in the performance of any of the conditions, covenants and agreements of Seller contained in this Agreement or in any certificate or document delivered by Seller pursuant to any of the provisions of this Agreement, and (ii) the existence of any liens, claims, encumbrances or cloud on the title to any of the Manufacturing Assets not created or permitted to arise by Purchaser and/or any of its affiliates.

            (b) Notwithstanding any provision to the contrary in this Agreement, Purchaser and its officers and directors shall be entitled to indemnification pursuant to Section 7.9(a) only if the aggregate Loss and Expenses for which such parties would be entitled to indemnification pursuant to such Section exceeds $35,000, in which case such parties shall be entitled to indemnification for the aggregate Loss and Expenses only to the extent such amounts exceed $35,000.

            (c) If an indemnified party has incurred or suffered Loss and Expenses for which such party is or may be entitled to indemnification pursuant to Section 7.9(a), such party shall promptly, and in any event within the survival period provided for in Section 7.11, give written notice of such claim for indemnification to Seller, stating the amount claimed and the basis therefor.

            (d) Seller shall have the right to assume the defense of any third party claim involving Loss and Expenses with counsel reasonably satisfactory to Purchaser. If Seller chooses not to assume such defense, Seller may nevertheless participate therein with counsel of its own choosing.
If Seller assumes such defense, Seller shall thereafter not be responsible for any attorney's fees of any indemnified party not previously incurred with respect to such defense except to the extent Seller requests the assistance of such party' s counsel. Each indemnified party shall, at Seller's expense, cooperate with and assist Seller in the defense of any such claim in the manner reasonably requested by Seller. No indemnified party shall settle any claim for which indemnification may be sought hereunder without the prior written consent of Seller not to be unreasonably withheld.

     7.10 STANDSTILL. Without the prior written approval of the Board of Directors of Seller, Purchaser agrees that during the three-year period commencing with the date of this Agreement, neither Purchaser nor any of Purchaser's affiliates will, in any manner, directly or indirectly, except in connection with foreclosure of collateral pledged by Seller to Purchaser pursuant to that certain Security Agreement by Seller in favor of Purchaser of even date herewith: (a) acquire or make any proposal to acquire any securities of Seller or, except as expressly contemplated in this Agreement, any property of Seller, (b) make, cause or participate in any tender offer, exchange offer, merger, business combination, restructuring, liquidation or other extraordinary transaction involving Seller; (c) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any securities of Seller; (d) form, join or participate in a "group" (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to any securities of Seller; (e) otherwise act or seek to control or influence the management, Board of Directors or policies of Seller; (f) take any action that might require Seller to make a public announcement regarding any of the types of matters set forth above in this Section 7.10; or (g) agree or offer to take, or encourage or propose the taking of any action set forth above in this

Section 7.10.

     7.11 SURVIVABILITY. All representations, warranties and indemnities by any party to the other, shall survive the Closing Date for two (2) years, except representations, warranties, and indemnities related to tax, environmental or labor issues, and for fraud claims, which shall survive until claims related thereto are barred by applicable statutes of limitation. Such representations, warranties and indemnities shall be binding upon and inure to the benefit of the respective parties hereto and their respective heirs, successors and assigns so long as such representations, warranties and indemnities survive. Nothing in this paragraph shall affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this Agreement which are permitted to be performed, in whole or in part, after the Closing Date.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

                              SBE, INC.



                              By
                                -------------------------------------------
           William B. Heye, Jr.
                                   President and Chief Executive Officer



                              XETEL CORPORATION



                              By
                                -------------------------------------------
          Angelo A. DeCaro, Jr.
                                   President and Chief Executive Officer

Exhibit 1.3(b)


                                    SUBLEASE


     THIS SUBLEASE is made and entered into as of December __, 1996, by and between SBE, INC. ("Sublandlord") and XETEL CORPORATION ("Subtenant").


                                    RECITALS:


     A. Sublandlord and Subtenant have executed that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), of an even date herewith, pursuant to which the parties hereto have agreed to enter into this Sublease;

     B. Sublandlord is the "Tenant" under that certain Standard Triple Net Industrial Lease dated November 2, 1992, as amended by that certain First Amendment to Lease dated June 6, 1995 (collectively, the "Master Lease"), a copy of which is attached hereto as Exhibit A, with CalProp, L.P. (successor by assignment to Pactel Properties-California) as "Landlord" (the "Master Land-lord") with respect to certain premises (the "Premises") more particularly described in the Master Lease; and

     C. Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, a portion of the Premises containing approxi-mately 24,000 rentable square feet and associated common use areas, such as cafeteria, restrooms and training room as depicted on Exhibit B attached hereto (the "Subleased Premises"), together with common use areas also shown on Exhibit B, upon the terms and conditions contained in this Sublease.

     NOW, THEREFORE, for and in consideration of the covenants and agreements set forth in this Sublease, Sublandlord and Subtenant agree as follows:

     1.   INCORPORATION OF MASTER LEASE.

          (a) All of the terms of the Master Lease are hereby incorporated into this Sublease and shall, as between Sublandlord and Subtenant (as if they were the Landlord and Tenant, respectively, under the Master Lease), with respect to the Subleased Premises, constitute the terms of this Sublease, except to the extent they are inapplicable to, inconsistent with, or modified by the terms of this Sublease, and provided that those economic and performance requirements of the Master Landlord under the Master Lease which are to be performed or paid by the Master Landlord shall not be the responsibility of Sublandlord and any representations or warranties of Master Landlord under the Master Lease shall not be deemed representations or warranties of Sublandlord under this Sublease and Sublandlord shall have no obligation or liability to Subtenant for the failure or breach of such representations and warranties by Master Landlord. Provided, further, that those economic and performance requirements of Sublandlord under the Master Lease as to all portions of the Premises except the Subleased Premises shall not be the responsibility of Subtenant. Notwithstanding any provision to the contrary contained herein, Sublandlord, upon written notice by Subtenant, shall diligently attempt to enforce all obligations of Master Landlord under the Master Lease. If, after receipt of written request from Subtenant, Sublandlord shall fail or refuse to take action for the enforcement of Sublandlord's rights against Master Landlord with respect to the Premises ("Action"), Subtenant, with Sublandlord's consent (which consent shall not be unreasonably withheld), shall have the right to take such Action in its own name, and for that purpose and only to such extent, all of the rights of Sublandlord as tenant under the Master Lease are hereby conferred upon and assigned to Subtenant, and Subtenant shall be subrogated to such rights to the extent that the same shall apply to the Premises. If any Action against Master Landlord in Subtenant's name shall be barred by reason of lack of privity, nonassignability or otherwise, Subtenant may take such Action in Sublandlord's name; provided that Subtenant has obtained the prior written consent of Sublandlord, which consent shall not be unreasonably withheld or delayed; and provided, further, that Subtenant shall indemnify, protect, defend by counsel reasonably satisfactory to Sublandlord and hold Sublandlord harmless from and against any and all claims, demands, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) which Sublandlord may incur or suffer by reason of such Action, except to the extent incurred or suffered by reason of Sublandlord's negligent acts or omissions. Sublandlord hereby agrees to perform its obligations as tenant under the Master Lease if and to the extent those obligations are not assumed by Subtenant pursuant to the terms of this Sublease.

          (b) Subtenant acknowledges that it has reviewed the Master Lease, that it is familiar with the terms and conditions thereof, and that it agrees to be bound thereby in accordance with the terms and conditions contained in this Sublease. Capitalized terms used herein without definitions shall have the meanings given such terms in the Master Lease. Except as provided below, all of the terms and provisions of the Master Lease are incorporated into and made a part of this Sublease and the rights and obligations of the parties under the Master Lease are hereby imposed on the parties hereto with respect to the Subleased Premises, the Sublandlord being substituted for the "Landlord" in the Master Lease, the Subtenant being substituted for the "Tenant" in the Master Lease, and this Sublease being substituted for the "Lease" in the Master Lease. Notwithstanding anything to the contrary contained herein, the following Sections of the Master Lease are not incorporated and made a part of this
Sublease:  1.4, 1.5, 1.6, 2.2(c), 3, 5.3, 6.1, 7.3, 9.3(b), 12.1, 12.2, 12.3,
14, 20, 22, 24(b), 29(c), 32(b), 44, 45, 46, 47, 48, 50, and Exhibits B, C and
F.

          (c) This Sublease shall be subject and subordinate to all of the terms and provisions of the Master Lease. Except for payments of rent under the Master Lease (which payments shall be made by Sublandlord), Subtenant hereby assumes and agrees to perform for Sublandlord's benefit, during the term of this Sublease, all of Sublandlord's obligations under the Master Lease.

          (d) Subtenant expressly understands and agrees that Sublandlord shall have no obligation or liability to Subtenant for restoring the Premises or the Building in any manner, including, without limitation, a casualty or eminent domain as set forth under Sections 8 and 13 of the Master Lease. In that regard, Subtenant acknowledges and agrees that such obligations of "Landlord" under the Master Lease shall remain the obligations of Master Landlord under the Sublease.

          (e) Notwithstanding Section 7 of the Master Lease, Sublandlord shall have no obligation to carry the insurance coverages required under Section
7.3 or any other provision which requires the "Landlord" to maintain insurance. In that regard, Subtenant acknowledges and agrees that such obligations of "Landlord" under the Master Lease shall remain the obligations of Master Landlord under the Sublease.

     2.   DEMISE OF SUBLEASED PREMISES; TERM AND OPTION TO EXTEND TERM.

          (a) Subject to the provisions of Paragraph 2(b) hereof, Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Subleased Premises for a term (the "Initial Sublease Term") which commences on the date of closing under the Asset Purchase Agreement (the "Commencement Date") and expires on the twelfth month following the Commencement Date.

          (b) Sublessor hereby represents and warrants to Sublessee, to the best of Sublessor's knowledge, that (i) the Master Lease is in full force and effect and neither Landlord nor Sublessor is in default thereunder, and (ii) Sublessor knows of no claims or defenses or circumstances which, with the passage of time, would lead to claims or defenses by Landlord against Sublessor as tenant under the Master Lease.

          (c) Provided that no uncured Subtenant Default (as hereinafter defined) then exists, upon the expiration of the Initial Sublease Term (or any extended period, if applicable), the term of this Sublease shall be automatical-ly renewed and extended for up to three (3) additional consecutive twelve (12) month periods (each a "Renewal Term", and together with the Initial Sublease Term, the "Sublease Term"). Monthly rental for each Renewal Term shall be calculated in accordance with the provisions of Section 3. If Sublandlord commits any Sublandlord Default (defined below) which occurs or is continuing after the expiration of the Initial Sublease Term, then Subtenant shall have the right after the expiration of the Initial Sublease Term (but no earlier than 90 days after notice thereof to Sublandlord) to terminate this Sublease. After any such termination, all of the rights and obligations of Subtenant to Sublandlord under this Sublease shall terminate and be of no further force and effect, except for those obligations which expressly survive the termination of this Sublease.

     3. RENT. (a) During the Sublease Term, Subtenant shall pay to Sublandl-ord monthly rent ("Monthly Rent"), in advance, in the amounts set forth below; PROVIDED, HOWEVER, that in no event shall the Monthly Rent exceed the Base Rent paid by Sublandlord to Master Landlord under the Master Lease:


                                 Monthly Rent
                            Per Rentable Square Foot               Monthly
                                                                 Installment

      Period                           $.75                       of Rent
      ------                                                      -------

Commencement Date                                              $18,000.00
   through
March 31, 2000


April 1, 2000                          $.84                    $20,160.00
   through
December 1, 2000


In addition to Monthly Rent, Subtenant shall pay to Sublandlord Subtenant's share of Facility Operating Expenses in accordance with the terms of Section 9 below ("Additional Rent," and together with Monthly Rent, collectively, "Rent").

          (b) Subtenant's obligation to pay Rent and other amounts due hereun-der is independent of any other covenant in this Sublease. Except as otherwise set forth in the Master Lease, Rent shall be paid, without notice, directly to Sublandlord at the address set forth in Paragraph 15 below.

          (c) Monthly Rent shall be payable to Sublandlord, in advance, without prior notice, demand or offset, on or before the first day of each calendar month during the term hereof. To the extent that Additional Rent is billed from time to time to Sublandlord by Master Landlord, such Additional Rent shall be paid by Subtenant to Sublandlord within 10 days after Subtenant's receipt of an invoice therefor. To the extent that Additional Rent is payable on an estimated basis pursuant to the Master Lease, the estimated amounts of Additional Rent due hereunder shall be paid to Sublandlord as and when Monthly Rent is paid and shall be adjusted between the parties (with appropriate reimbursements or additional payments) when the actual Additional Rent due under the Master Lease has been determined.

     4.   SUBTENANT EXTENSION OPTION.

          (a) Provided that this Sublease shall have been extended for the Sublease Term as set forth in Section 2(c), Subtenant shall have the option to extend the Sublease Term for (i) an additional twelve (12) month term (the "First Extension Term") following the expiration of the Sublease Term, and (ii) an additional term which shall commence on the expiration of the First Extension Term and terminate on March 31, 2006 (the "Second Extension Term", and together with the First Extension Term, the "Extension Terms"). Notwithstanding any of the foregoing, Subtenant shall have no right to exercise such option to renew in the event that, at the time of exercise of such option or at the time such renewal term is to commence, Subtenant is in uncured default under this Sub-lease. Subtenant shall exercise each option by delivering written notice thereof to Sublandlord and Master Landlord at least 150 days prior to the end of the Sublease Term or the First Extension Term. Rent for each such Extension Term shall be calculated on a square foot basis in accordance with the monthly Base Rent paid by Sublandlord to Master Landlord under the Master Lease.

          (b) If Sublandlord does not exercise the extension option under the Master Lease, Subtenant may negotiate directly with Master Landlord for the lease of the Subleased Premises or any other portion of the Premises.

     5. LEASEHOLD IMPROVEMENTS. Within one-hundred eighty (180) days after the Closing Date, Subtenant shall construct, at its sole cost and expense, such work or improvement or construction (the "Sublandlord Improvements") upon the Subleased Premises as the Subtenant and Sublandlord shall have mutually agreed to prior to the commencement of such work and which have been approved by Master Landlord, if required under the Master Lease. All such work or improvements shall be completed in accordance with the terms of the Master Lease and all applicable laws, ordinances and regulations. Such work shall include, without limitation, the construction of additional doors and partitions to separate the Subleased Premises from the remainder of the Premises. The Subtenant Improve-ments shall be deemed substantially completed as mutually determined by Subland-lord and Subtenant.

     6. USE. Subtenant shall use and occupy the Subleased Premises only for purposes similar in function to Sublandlord's use of Subleased Premises prior to the Commencement Date. Any other use of the Subleased Premises by Subtenant shall require Sublandlord's prior written consent, which consent shall not be unreasonably withheld in Sublandlord's sole discretion, and, as applicable, consent thereto by the Master Landlord and Sublandlord.

     7. CONDITION OF SUBLEASED PREMISES. Subtenant subleases the Subleased Premises from Sublandlord in its "AS IS" condition, without representation or warranty of any kind from Sublandlord and without requiring any alterations, improvements or repairs to be made by Sublandlord and without any payment of a tenant improvement allowance. Subtenant represents that it has inspected the Subleased Premises and the building of which the Subleased Premises is a part and has found the same to be in satisfactory condition and that it is not relying on any representations or warranties of Sublandlord or Sublandlord's agents or employees with respect to the condition thereof.

     8.   SUBLANDLORD AND SUBTENANT'S COVENANTS.

          Subtenant agrees that Subtenant will not do anything which would constitute or give rise to a default under the Master Lease (as incorporated into this Sublease) or omit to do anything which Subtenant is obligated to do under the terms of this Sublease, the omission of which would constitute or give rise to a default under the Master Lease.

     9.   UTILITIES AND SERVICES.

          (a) Subject to subparagraph 9(b) below, Subtenant shall be entitled to all those services and utilities which the Master Landlord is required by the Master Lease to provide. Subtenant shall look to the Sublandlord for the provision of such services and utilities.

          (b) Subtenant shall pay to Sublandlord its PRO RATA share of the Operating Expenses (other than electrical charges) charged to Sublandlord pursuant to the Master Lease based on the ratio between the rentable square footage of the Subleased Premises and the rentable square footage of the Premises under the Master Lease; provided, however, that Subtenant shall pay to Sublandlord its share of electrical charges calculated on the basis of its respective PRO RATA usage of such items in the Subleased Premises (as determined by a separate meter covering the Subleased Premises). Subtenant may, on an annual basis, upon not less than forty-eight hours written notice to Sublandlord, review the detail supporting documentation for costs charged as Operating Expenses to ensure that Operating Expenses are properly recorded and calculated. Sublandlord and Subtenant agree to review the cost of sharing the Operating Expenses on an annual basis (or such other basis as Master Landlord and Sublandlord may review Operating Expenses under the Master Lease) and to make adjustments as necessary to equitably share any charges for services which may be disproportionately used by Sublandlord or Subtenant.


     10.  SUBTENANT DEFAULT.

          (a) The occurrence of any one or more of the following shall be deemed to be a "Subtenant Default":

                (i) Subtenant fails to pay any Rent or any other amount hereunder when due; or

                (ii) Subtenant fails to perform or observe any of the terms, covenants or conditions contained in this Sublease, and Subtenant fails to cure any such breach within thirty (30) days after notice thereof (unless such breach is not reasonably curable within such period of time, in which event, so long as Subtenant commences to cure such breach within the thirty (30) day period and is diligently pursuing a cure of such breach, no Subtenant Default shall be deemed to occur); or

                (iii)   Subtenant abandons the Subleased Premises; or

                (iv) Subtenant sells substantially all of its assets out of the ordinary course of business; or

                (v) Subtenant becomes insolvent or makes an assignment for the benefit of creditors; or

                (vi) a receiver, trustee, conservator or liquidator of Subtenant or of all or a substantial part of its assets is appointed with out without the application or consent of Subtenant; or

                (vii) a petition is filed by or against Subtenant under the Bankruptcy Code or any amendment thereto, or under any other insolvency law or laws, providing for the relief to debtors; or

                (viii) the discovery by Sublandlord that any financial state-ment given to Sublandlord by Subtenant was materially false when made and Subtenant had knowledge of such falsity; or

                (ix)    a breach by Subtenant of any term of the Master Lease;
or

                (x) An assignment, sublease or other transfer or attempted transfer in violation of this Sublease.

          (b) Upon the occurrence of any Subtenant Default, the Sublandlord may, to the extent permitted by applicable law, exercise any one or more of the following remedies:

                (i) Terminate this Sublease with respect to all or any part of the Subleased Premises;

                (ii) Recover from Subtenant all Rent and other amounts then due and as they shall thereafter become due hereunder;

                (iii) Other remedies provided Master Landlord under Sec-tion 12.2 of the Master Lease.

          (c) All remedies of Sublandlord hereunder are cumulative, are in addition to any other remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one remedy shall not be deemed an election of any such remedy or to preclude the exercise of any other remedy. No failure on the part of Sublandlord to exercise and no delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Sublease. A waiver of default shall not be a waiver of any other or subsequent default.

     11.  SUBLANDLORD DEFAULT.

          (a) The occurrence of any one or more of the following shall be deemed a "Sublandlord Default":

                (i) Sublandlord defaults under its agreement with Master Landlord which default is not cured in accordance with the Master Lease;

                (ii) Sublandlord defaults under the terms of the Asset Purchase Agreement or the MSA (hereinafter defined);

                (iii) Actual manufacturing services purchased by Sublandlord under the terms of that certain manufacturing services agreement with Subtenant dated of even date herewith (the "MSA"), during the previous four (4) fiscal quarters, are less than seventy-five (75%) percent of the projected services per the Agreement Volumes (as defined in the MSA) for such periods (during the first two years of this Sublease only); and

                (iv) Actual manufacturing services purchased by Sublandlord are less than four million two hundred fifty thousand dollars ($4,250,000) per quarter (averaged over the relevant year) in either of the years beginning with the second and third anniversary of the date hereof.

          (b) Upon the occurrence of a Sublandlord Default, Subtenant may, to the extent permitted by applicable law, upon ninety (90) days prior written notice to Sublandlord (with respect only to the exercise of the remedies described in subsections (i) and (ii) below), exercise any one or more of the following remedies:

                (i) Terminate all its obligations under this Sublease, including with respect to all or any part of the Subleased Premises, except for those obligations which expressly survive termination of this Sublease.

                (ii) Renegotiate directly with Master Landlord lease terms for the Subleased Premises or the Premises.

          (c) All remedies of Subtenant hereunder are cumulative, are in addition to any other remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one remedy shall not be deemed an election of any such remedy or to preclude the exercise of any other remedy. No failure on the part of Subtenant to exercise and no delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Sublease. A waiver of default shall not be a waiver of any other or subsequent default.

          The terms "Subtenant Default" and "Sublandlord Default" are collec-tively referred to herein as "Events of Default".

     12. SHORTENING OF TIME PERIODS. Notwithstanding the provisions of Paragraph 1 of this Sublease, unless otherwise expressly provided herein, the time limits contained in the incorporated provisions of the Master Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of tenant under the Master Lease, or for the exercise by the Sublandlord, as tenant thereunder, of any right, remedy or option contained in any of the incorporated provisions of the Master Lease are changed for the purpose of incorporation herein by reference by shortening the same, in each instance, by five (5) days, so that, in each instance, Subtenant shall have five
(5) days less time to observe or perform hereunder than Sublandlord has as tenant under the Master Lease. If the incorporated provisions of the Master Lease only allow five (5) days or less for Subtenant to perform any act or to correct any failure relating to the Subleased Premises or this Sublease, then, except in the event of an emergency, Subtenant shall nevertheless be allowed three (3) days to perform any such act or correct any such failure.

     13. INDEMNIFICATION. Subtenant shall indemnify and hold harmless Subland-lord from and against any and all claims, liabilities, costs and expenses, including reasonable attorneys' fees and costs, asserted against or sustained by Sublandlord, by reason of any failure, breach or violation by Subtenant under this Sublease (or any obligations under the Master Lease expressly incorporated herein), or by reason of a termination of the Master Lease, caused by or resulting from any such failure, breach or violation by Subtenant of its obligations under this Sublease. Sublandlord shall promptly notify Subtenant of any such claim whether received from Master Landlord or any other party, and shall promptly deliver to Subtenant a copy of any summons or other process, pleading or notice issued in any action or proceeding asserting any such claim. Subtenant shall assume the defense of any such action or proceeding, with counsel reasonably acceptable to Sublandlord, at Subtenant's sole cost and expense. Nothing contained herein shall obligate Subtenant to indemnify Sublandlord for any claims, liabilities, costs or expenses which arise as a result of, or in connection with, the gross negligence or willful misconduct of Sublandlord.

     14. MASTER LANDLORD'S CONSENTS. If the consent or approval of Master Landlord is required under the Master Lease with respect to any matter relating to the Subleased Premises or this Sublease, Sublandlord shall seek the approval or consent of Master Landlord

     15. NOTICES. All notices required or desired to be given hereunder by either party shall be in writing and be given by personal delivery or by registered or certified mail, return receipt requested, or by certified mailgram as follows:

     If to Sublandlord: SBE, Inc.
                                   4550 Norris Canyon Road
                                   San Ramon, CA 94583-1369
                                   Attention:  Timothy J. Repp
                                   Telephone:  (510) 355-7610
                                   Telecopy:  (510) 355-2033


     With a copy to:          Cooley Godward LLP
                                   One Maritime Plaza, 20th Floor
                                   San Francisco, CA 94111-3580
                                   Attn:     Felice Liang, Esq.


     If to Subtenant:         XeTel Corporation
                                   2525 Brockton Drive
                                   Austin, TX 78759
                                   Attention:     Richard S. Chilinski

     With a copy to:          Brobeck, Phleger & Harrison LLP
                                   301 Congress Avenue
                                   Suite 1200
                                   Austin, TX 78701
                                   Attention:     P. Steven Hacker, Esq.


or at such other address as either party may provide to the other in writing for the stated purpose of receiving notices. Notice given as aforesaid shall be a sufficient service thereof and shall be deemed given upon receipt.

     16. SECURITY. Sublandlord and Subtenant agree that access to and from the Subleased Premises must be properly secured, and accordingly, it is in the best interest of both parties to maintain appropriate security measures to mitigate the risk of loss by theft, damage or otherwise. Sublandlord and Subtenant hereby covenant to work together to develop such security measures that are acceptable to both parties. Subtenant agrees to limit after hour access to the Subleased Premises to a side or rear entrance for access solely to the Subleased Premises.

     17. PARKING. Subtenant shall be entitled to the non-exclusive use of seventy-nine (79) parking spaces during the Sublease Term.

     18. SIGNAGE. Subject to the terms of the Master Lease and subject to the approval of Sublandlord, whose consent shall not be unreasonably withheld, Subtenant may employ at its expense such signage as it desires.

     19. NO BROKER. Each party represents and warrants to the other that it has not had dealings with any real estate broker, finder or other person with respect to this Sublease. Each party agrees to indemnify, defend and hold the other harmless from and against all claims for broker's commissions or finder's fees in breach of the foregoing representation and warranty.

     20. CONDITION PRECEDENT. Notwithstanding anything to the contrary herein, this Sublease is conditioned upon Subtenant's receipt, on or before the date that is twenty (20) business days after the execution of this Sublease, of the written consent of Master Landlord to this Sublease. If such condition prece-dent has not been fulfilled prior to the relevant deadline, Subtenant may terminate this Sublease upon written notice thereof to Sublandlord within ten
(10) business days thereafter (unless Sublandlord delivers such consent to Subtenant before such termination), and neither party shall have any continuing obligation to the other with respect to the Subleased Premises; provided Sublandlord shall return to Subtenant any prepaid amounts previously delivered to Sublandlord by Subtenant.

     21.  INSURANCE.  With respect to Subtenant's insurance obligations under
Section 7.2 of the Master Lease, Subtenant's policies of liability insurance shall name Master Landlord, as well as Sublandlord, as additional insureds.

     22. ASSIGNMENT AND SUBLETTING. Subtenant shall have no right to assign or sublet any part or all of the Subleased Premises or hypothecate or otherwise encumber its interest under this Sublease, any and all of which are expressly prohibited and void. Notwithstanding any of the foregoing, Subtenant shall be permitted, without Sublandlord's consent, to assign or sublet the Subleased Premises to any affiliate or subsidiary of Subtenant or to any entity resulting from a merger or consolidation with Subtenant (subject to Master Landlord's approval to the extent required under the Master Lease).

     23. EARLY TERMINATION OF MASTER LEASE. If, without the fault of Sublandlord or Subtenant, the Master Lease should terminate prior to the expiration of this Sublease, neither party shall have any liability to the other party. To the extent that the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease, whether due to casualty, condemnation or otherwise, Sublandlord shall be entitled to exercise or not exercise such right in its complete and absolute discretion.

     24. CONSENT OF MASTER LANDLORD. If Subtenant desires to take any action which requires the consent of master Landlord pursuant to the terms of the Master Lease, including, without limitation, making any alterations to the Subleased Premises, then, notwithstanding anything to the contrary herein, (a) Sublandlord shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease, (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord, and (c) Subtenant shall request that Sublandlord obtain Master Landlord's consent on Subtenant's behalf, unless Sublandlord agrees that Subtenant may contact Master Landlord directly with respect to the specific action for which Master Landlord's consent is required.

     25. TIME OF THE ESSENCE. It is expressly understood and agreed that time is of the essence with respect to each and every provision of this Sublease.

     26. RELATIONSHIP BETWEEN PARTIES. The relationship between Sublandlord and Subtenant is solely that of landlord and tenant, and is not and never shall be deemed a partnership, agency or joint venture relationship.

     27. GOVERNING LAW. THIS SUBLEASE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AS APPLIED TO AGREEMENTS ENTERED INTO AND TO BE PERFORMED IN CALIFORNIA.

     28. SIGNATURES -- COUNTERPARTS. This Sublease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Sublease shall not be effective until the execution and delivery between each of the parties of at least one set of counterparts.

     29. BINDING. This Sublease shall be binding upon the successors and assigns of Sublandlord and Subtenant.

     30. DEFINED TERMS. All terms denoted herein with an initialed capitalized letter shall have the meaning set forth under the Master Lease unless otherwise defined herein.

     IN WITNESS WHEREOF, the parties have executed this Sublease as of the date and year first above written.


     Sublandlord:          SBE, Inc.
                           a ____________________ corporation


                           By:
                              -----------------------------------
                              Its:
                                  -------------------------------


     Subtenant:     XeTel Corporation
                           a Delaware Corporation


                           By:
                              -----------------------------------
                              Richard S. Chilinski
                              Chief Financial Officer,
                              Vice President and Assistant Secretary

                                    EXHIBIT A

                          [ATTACH COPY OF MASTER LEASE]

                                    EXHIBIT B

           [ATTACH FLOOR PLAN SHOWING LOCATION OF SUBLEASED PREMISES]

Exhibit 1.3(d) Form of Manufacturing Services Agreement



                        MANUFACTURING SERVICES AGREEMENT

This Manufacturing Services Agreement (this "Agreement") is dated as of Decem-ber ___, 1996, and is entered into by SBE, Inc. ("SBE") and XeTel Corporation ("XeTel"). This Agreement specifies the terms and conditions which shall apply to the manufacturing services to be provided by XeTel to SBE during the Term of this Agreement. All manufacturing services will be controlled by the terms of the MSA and definitive Asset Purchase Agreement between XeTel and SBE. In the event of conflict between the terms, provisions and/or language of the Asset Purchase Agreement and this MSA, the Asset Purchase Agreement shall be control-ling.

     TERM. This Agreement becomes effective on the date hereof (the "Commencement Date") and shall continue in effect until the earlier of (a) the date of termination as provided in Paragraph 14(a) or 14(b)
     December ___, 2000. Unless otherwise notified by either party in writing one hundred and twenty (120) days prior to termination this Agreement shall automatically renew for subsequent one year periods.

     SERVICES PROVIDED.  XeTel shall have the right of first refusal pursuant to
     Section 1.12 of that certain Asset Purchase Agreement between XeTel and SBE of even date herewith (the "Asset Purchase Agreement") to provide manufac-turing services for certain computer and computer related hardware (the "Equipment") to the technical specifications required by SBE pursuant to
     Section 12 hereof . XeTel shall manufacture the Equipment solely at its manufacturing facility located at 4550 Norris Canyon Road, San Ramon, CA 94583 unless otherwise agreed to in writing by SBE.

     AGREEMENT VOLUMES. SCHEDULE 3(a) attached hereto contains a breakdown of equipment (including Equipment manufactured for SBE) by volume, revenue and time period (the "Agreement Volumes") pursuant to the Asset Purchase Agreement contemplated to be manufactured by XeTel on a quarterly basis.

     PURCHASE ORDERS; ENGINEERING CHANGE ORDERS; RESCHEDULES; CANCELLATIONS.

          DELIVERY OF PURCHASE ORDER. At any time, SBE may deliver to XeTel an order for Equipment (a "Purchase Order"). Purchase Orders shall be placed a minimum of three (3) months in advance of delivery time. Within twenty (20) days after the beginning of each month, SBE shall deliver to XeTel a forecast (a "Forecast"), substantially in the form of SCHEDULE 4(a)-1 attached hereto, of Equipment which SBE anticipates ordering or has ordered in each of the twelve (12) succeeding months (the "Forecast Amount(s)"). XeTel will purchase materials in accor-dance with such Purchase Orders and Forecasts based on the mutually agreed upon lead-time and inventory buy policy.

                                                                    Page 3 of __
                                                         Exhibit Index on page 4

          ENGINEERING CHANGE ORDERS. SBE may deliver to XeTel a written engi-neering change order (an "ECO") related to a specific Purchase Order to make an engineering change or changes to any Equipment covered by a submitted Purchase Order, as provided below:

               The ECO shall include information reasonably acceptable to XeTel to enable XeTel to evaluate the impact of the ECO upon the cost of manufacturing the Equipment and inventory availability and liability.

               Upon receipt of an ECO, XeTel shall use commercially reasonable efforts to evaluate how the ECO will effect the price of the Equipment and inventory availability and liability and deliver its conclusions in writing (the "XeTel Response") to SBE within seven (7) days after delivery of the ECO. If SBE agrees with such conclusions, a Purchase Order shall be issued to reflect such additional information. SBE shall notify XeTel in writing if SBE disagrees with the XeTel Response and the reasons therefor within seven (7) days after receiving the XeTel Response of such disagreement. The parties hereto agree to discuss resolution of any such disagreement in good faith.

               SBE may, in its sole discretion, designate an ECO as an "emergen-cy ECO." Such emergency ECOs shall be implemented immediately by XeTel. Any additional direct costs ("Additional Direct Costs"), including but not limited to, Raw Material Costs (as defined below), expedite fees incurred in shipping such Raw Material, purchase price variances and extra or overtime labor charges, and engineering charges associated with the ECO necessarily incurred by XeTel to meet the emergency ECO shall be the paid by SBE, upon delivery to SBE of written evidence satisfactory to it document-ing such Additional Direct Costs.

          RESCHEDULING. SBE may amend a previously delivered Purchase Order to reschedule the delivery of Equipment upon the following terms:

               SBE shall deliver a written reschedule notice (a "Reschedule Notice") to XeTel. Equipment may only be rescheduled which is due thirty (30) days or more from the date a Reschedule Notice is delivered to XeTel.

               If a Reschedule Notice delays the shipment of Equipment, such reschedule cannot be for more than sixty (60) days from the original delivery date. Any Purchase Order rescheduled for more than sixty (60) days from the original delivery date shall be canceled unless otherwise agreed in writing by the parties hereto. In accordance with paragraph 6(c) hereof SBE shall pay XeTel for any inventory not expected to be used due to a Resched-ule Notice. XeTel agrees to use commercially reasonable efforts to mitigate such charges in accordance with paragraph 27 hereof.


               If a Reschedule Notice accelerates the delivery of Equipment, XeTel shall use commercially reasonable efforts to meet such request, subject to the availability of raw material used to manufacture equipment ("Raw Material") and its manufacturing capacity.


                                                                    Page 4 of __
                                                         Exhibit Index on page 4

               Any Additional Direct Costs shall be the paid by SBE, upon delivery to SBE of written evidence reasonably satisfactory to it documenting such Additional Direct Costs.

               Purchase Orders previously rescheduled cannot be further resched-uled unless otherwise agreed in writing by the parties hereto.

          CANCELLATION.  Outstanding Purchase Orders may be canceled as follows:

               SBE, in its sole discretion, may cancel all or any portion of a Purchase Order scheduled for delivery more than sixty (60) days from the date a written cancellation notice (a "Cancellation Notice") is delivered to XeTel;

               SBE, in its sole discretion, may cancel all or any portion of a Purchase Order immediately upon delivery of a Cancellation Notice to XeTel if SBE terminates this Agreement for cause pursuant to Paragraph 14(b); and

               XeTel, in its sole discretion, may cancel all or any portion of a Purchase Order immediately upon delivery of a Cancellation Notice to SBE (A) if XeTel terminates this Agreement for cause pursuant to Paragraph 14(b) or (B) in the event that such Purchase Order is rescheduled in violation of Paragraph 4(c)(ii).

     In the event of cancellation of a Purchase Order, SBE shall be liable for costs as set forth in paragraph 14(c).

DELIVERY. XeTel shall deliver Equipment as specified in the relevant Purchase Order (a) to SBE within a window of plus four (+4) or minus four (-4) days of the date specified in the Purchase Order or (b) to SBE's customers within a window of plus one (+1) or minus (-3) days of the date as specified in the relevant shipping instruction. Title and risk of loss for Equipment shall transfer to SBE upon transfer by XeTel to SBE's segmented warehouse at XeTel's manufacturing facility. Equipment shipped to SBE's customers or shipped to SBE from any XeTel manufacturing facility other than San Ramon, California shall be shipped F.O.B. XeTel's manufacturing facility, San Ramon, CA or such other manufacturing facility. Any claims for alleged shipping discrepancies must be given within forty-five (45) days of the shipment or such claim is deemed waived by SBE.

 PRICE.

     BASIC PRICE. As otherwise adjusted or as provided for elsewhere in this Agreement as stated in Schedule 3(a), during the first six (6) months after the Commencement Date, the price(s) for the Equipment shall be (i) $55.00 per hour for time incurred by XeTel personnel in manufacturing such Equipment; and (ii) one hundred sixteen percent (116%) of Raw Material Costs incurred by XeTel to manufacture such Equipment, upon delivery to SBE of written evidence satisfactory to it documenting such personnel time and Raw Material Costs. During the seventh (7th) through the twenty fourth
     (24th) month after the commencement date, the price(s) for the Equipment shall be (x) $50.00 per hour for time incurred by XeTel personnel in manufacturing such Equipment; and (y) one hundred fifteen percent (115%) of Raw Material Costs incurred by


                                                                    Page 5 of __
                                                         Exhibit Index on page 4

     XeTel to manufacture such Equipment, upon delivery to SBE of written evidence satisfactory to it documenting such personnel time and Raw Material Costs. If revenues to XeTel under this Agreement during any fiscal quarter of XeTel are less than 95% or greater than 105% of the Agreement Volumes, the price will be adjusted pursuant to a formula to be agreed upon.

     EXTRAORDINARY CHANGES IN COST. At any time, in the event of extraordinary increases or decreases in the market price of fuels, materials, raw materials, equipment, labor and other production costs, XeTel and SBE can renegotiate in good faith with the other party the price of goods not yet shipped or services to be performed. If, in good faith, agreement is not reached, either party has the right to terminate its obligations with respect to the specific goods and service(s) affected by such extraordinary changes in cost under this Agreement subject to Paragraph 14c of this Agreement.

     EXCESS INVENTORY. Bi-weekly, as necessary, XeTel shall provide in the month in which SBE has delivered an ECO, Reschedule Notice or Cancellation Notice pursuant to Paragraphs 4(b), (c) and (d), a statement, reasonably acceptable to SBE, describing any Excess Inventory held by XeTel, showing the price paid or to be paid by XeTel for such Excess Inventory (an "Excess Inventory Notice"). As used herein, "Excess Inventory" means Raw Material (excluding Transferred Inventory, as defined below) specifically purchased by XeTel for the manufacture of Equipment which is not used by XeTel solely due to an ECO, Reschedule Notice or Cancellation Notice pursuant to Paragraphs 4(b), (c) and (d), and which XeTel reasonably expects will not be used by XeTel within five (5) weeks after the date the Excess Inventory Notice describing such Excess Inventory is delivered. XeTel shall have the right to require SBE to purchase or pre-pay the Excess Inventory from XeTel within thirty (30) days after written demand, for the price paid by XeTel for such Excess Inventory, as prepayment for or as a sale upon delivery by XeTel to SBE of such Excess Inventory, together with a bill of sale covering the sale of such Excess Inventory, PROVIDED, HOWEVER, that XeTel shall use commercially reasonable efforts to use such Excess Inventory for the manufacture of subsequent Equipment and not require SBE to repurchase same. Such Excess Inventory shall be in its original condition and XeTel shall convey good and marketable title to such Excess Inventory, free of liens, encumbrances and claims of third parties.

     FIXED OVERHEAD COSTS. On a monthly basis, XeTel will prepare and send to SBE within twenty (20) days of each fiscal month end of XeTel, a fixed cost absorption statement for such fiscal month in the form attached hereto as
     SCHEDULE 6(d) that sets forth the parties agreement as to the calculation of fixed costs recovery (the "Monthly Fixed Costs Statements") identifying monthly and cumulative unrecovered and over-recovered Fixed Overhead Costs in connection with XeTel's operation of the Manufacturing Assets (as defined in the Asset Purchase Agreement). "Fixed Overhead Costs" are defined as all manufacturing costs excluding material, scrap, supplies, direct labor, direct labor taxes and direct labor benefits in connection with XeTel's operation of the Manufacturing Assets. The Monthly Fixed Cost Statement will compare actual cumulative monthly manufacturing volumes and associated revenues with the Agreement Volumes and shall adjust for changes in material content. Each party shall make available to the


                                                                    Page 6 of __
                                                         Exhibit Index on page 4
     other, at reasonable times and upon reasonable notice, the books and records reasonably necessary to audit the monthly fixed costs absorption statement.

     If during any of the first twelve (12) months following the Commencement Date, the actual cumulative volumes and revenues hereunder are less than the Agreement Volumes, as adjusted for changes in material content, SBE shall pay XeTel within ten (10) days' receipt of the Monthly Fixed Cost Statement for such month the amount necessary to fully absorb the Fixed Overhead Costs incurred by XeTel as stated on the Monthly Fixed Cost Statement for such month, not to exceed, unless otherwise agreed by the parties hereto in writing, the Fixed Overhead Costs per Schedule 3(a).

     If during the thirteenth (13th), fourteenth (14th) or fifteenth (15th) months following the Commencement Date (the "Fifth Quarter"), the actual cumulative volumes and revenues hereunder are less than the Agreement Volumes, as adjusted for changes in material content, SBE shall pay XeTel within ten (10) days' receipt of the Monthly Fixed Cost Statement for such month fifty percent (50%) of the amount necessary to fully absorb the Fixed Overhead Costs incurred by XeTel as stated on the Monthly Fixed Cost Statement for such month, not to exceed, unless otherwise agreed by the parties hereto in writing, the Fixed Overhead Costs per Schedule 3(a).

     If during the first twelve (12) months following the Commencement Date the actual cumulative monthly volumes of and related revenue received by XeTel for orders of SBE and new customers of XeTel's California location exceed the Agreement Volumes for SBE and new customers, as adjusted for changes in material content, XeTel shall pay SBE fifty percent (50%) of the additional Fixed Overhead Costs recovered in excess of the estimated recovery per
     Schedule 3(a) (the "Recovery") not to exceed, unless otherwise agreed by the parties, two hundred thousand dollars ($200,000) in the aggregate. Payment by XeTel of the Recovery, if any, shall be reduced by amounts due XeTel for the Fifth Quarter, if any, pursuant to the immediately preceding paragraph, such net amount being referred to as the "Net Recovery". XeTel shall pay SBE the Net Recovery on September 1, 2000 if and only if a Sublandlord Default has not occurred under the Facility Sublease (as defined in the Asset Purchase Agreement).

     RIGHT OF SET-OFF. XeTel may set-off from any amount which it owes to SBE any amount owed to it by SBE.

TRANSFERRED INVENTORY. On and after the Commencement Date, XeTel will store certain Raw Material and work-in-process inventory of Equipment (collectively, the "Transferred Inventory") on behalf of SBE, which Transferred Inventory is more completely described in SCHEDULE 7 attached hereto. XeTel shall use commercially reasonable efforts to use such Transferred Inventory to manufacture Equipment. At the time SBE pays for Equipment manufactured with such Transferred Inventory, XeTel shall simultaneously or as soon as practicable, not to exceed five (5) business days, pay to SBE an amount equal to the price(s) originally paid by SBE for such Transferred Inventory, as stated in SCHEDULE 7 attached hereto. Upon the Commencement Date, the risk of loss or damage to the Transferred Inventory shall pass to XeTel; however for all accounting purposes title shall remain with


                                                                    Page 7 of __
                                                         Exhibit Index on page 4

SBE at all times prior to transfer of the Transferred Inventory to SBE's segmented warehouse except to the extent title must reside in XeTel for revenue recognition purposes upon sale of Equipment. Within twenty (20) days after the end of each of the first six (6) months following the Commencement Date, XeTel shall deliver to SBE a statement reasonably acceptable to SBE, describing the Transferred Inventory used by XeTel during such month. XeTel shall return any unused Transferred Inventory to SBE on that date which is six (6) months after the Commencement Date, together with a reasonably detailed accounting of such unused Transferred Inventory (which accounting shall reflect the amount of originally delivered Transferred Inventory, the amounts of Transferred Inventory used to manufacture Equipment and the remaining returned Transferred Inventory) and XeTel shall have no further obligation with respect to the Transferred Inventory.

PAYMENT AND CREDIT TERMS.

     PAYMENT. Payments for Equipment shall be due and payable promptly within thirty (30) days after SBE's receipt of invoices describing such Equipment, by wire transfer of immediately available funds or delivery of SBE's check to XeTel at the address listed herein.

     LETTER OF CREDIT SUPPORT. SBE shall provide until agreed to in writing by XeTel, an irrevocable standby letter of credit (the "LC") as specified in and in accordance with paragraph 5.3(l) of the Asset Purchase Agreement in favor of XeTel with terms satisfactory to XeTel.


                                                                    Page 8 of __
                                                         Exhibit Index on page 4

     PAST DUE AMOUNTS. If any amount which SBE owes to XeTel is past due, XeTel may do any of the following:

          Charge interest of one and one-half percent (1 1/2%) per month on the outstanding past due amount, but in no event shall such interest be higher than the highest rate for which the parties may legally con-tract; and/or

          After delivery to SBE of prior written notice of such action, withhold any future shipment of Equipment until the past due amount has been paid in full, PROVIDED, HOWEVER, XeTel shall not withhold shipment of any Equipment until at least Ten Thousand Dollars ($10,000) of SBE's payment obligations are forty (40) days past due. If XeTel elects to so withhold shipments of Equipment, SBE shall not be relieved of any of its obligations under this Agreement; and/or

          Subject to the limitations contained in the LC, draw upon the LC for any material amounts which remain unpaid more than thirty (30) days after the invoice date; and/or

          Pursue any available legal remedies to collect any past due amount.

COORDINATION. Each party shall designate a coordinator to represent that party in the implementation of this Agreement. SBE's coordinator shall be Timothy J. Repp and XeTel's coordinator shall be Norman E. O'Shea. Either party may change its coordinator by prior written notice to the other party.

APPROVED VENDORS LIST. XeTel shall follow SBE's approved vendor list (the "AVL") for all component parts purchased on behalf of SBE. and shall use commercially reasonable efforts to obtain the best price for such components. The AVL shall be provided to XeTel in writing and such AVL shall be updated by SBE no less frequently than monthly. In the event that XeTel offers alterna-tives to the AVL, such alternatives must be approved in writing by SBE in its sole discretion prior to XeTel beginning the manufacture of Equipment.

RELIANCE ON DESIGN(S). SBE acknowledges and recognizes that XeTel is relying upon designs that SBE has prepared and delivered to XeTel in order to manufac-ture the Equipment. Therefore, to the extent the Equipment is defective due to any inaccuracy in SBE's designs, SBE agrees that XeTel shall be paid its original contracted price for such Equipment.



                                                                    Page 9 of __
                                                         Exhibit Index on page 4

WARRANTY.

THE FOLLOWING ARE IN LIEU OF ALL CONDITIONS OR WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND OF ANY OTHER WARRANTY OBLIGATION ON THE PART OF XETEL.

     WARRANTY. XeTel warrants that the Equipment shall comply with such technical requirements specified from time to time by SBE and within the limits of test provisions provided by SBE and shall be free from any and all defects of workmanship or assembly and shall conform to the XeTel ISO 9001 Quality Standards for a period (the "Warranty Period") of one hundred twenty (120) days from delivery, PROVIDED, HOWEVER, no warranty is provided for software or designs which are part of the Equipment and are provided by SBE. All work performed by XeTel hereunder shall conform to IPC-610 A.
     For printed circuit board assemblies, in circuit test is the minimum electrical test required by XeTel unless provided otherwise in functional test programs.

     EXCLUSION. This warranty does not apply to Equipment covered by Para-graph 11 or which becomes defective due to SBE's substantial, non-standard alterations of such Equipment or to Equipment which is subjected to misuse, negligence or stress due to electrical circuit/system design or malfunc-tion.

     CLAIMS. Any claim under this warranty must be given within thirty (30) days of expiration of the Warranty Period or such claim shall be deemed waived by SBE or its customers. SBE shall notify XeTel of any defective Equipment ("Defective Equipment") and XeTel shall provide a return material authorization ("RMA") number, which SBE or its customers shall use in connection with the return of such Defective Equipment. XeTel shall use commercially reasonable efforts to provide SBE with such an RMA number within twenty-four (24) hours of being notified of the existence of such Defective Equipment.

     REPAIR; REPLACEMENT. Defective Equipment shall be promptly repaired or replaced by XeTel free of cost, if returned to XeTel within sixty (60) days after the end of the Warranty Period and is covered under XeTel's warranty. Defective Equipment returned to XeTel after the expiration of the Warranty Period or not covered under warranty shall be repaired or replaced as approved by SBE in writing for a charge equal to (i) $50.00 per hour for time incurred by XeTel personnel in repairing or replacing such Defective Equipment, and (ii) one hundred fifteen percent (115%) of Raw Material Costs incurred by XeTel in repairing or replacing such Defective Equipment, upon delivery to SBE of written evidence satisfactory to it documenting such personnel time and Raw Material Costs or as otherwise negotiated.
     This paragraph sets out SBE's sole remedies for any defect in the Equipment. In the event that XeTel is unable to timely repair or replace Defective Equipment under warranty, SBE shall be entitled to offset against any amount which it owes to XeTel hereunder the full purchase price of such Defective Equipment.

     NON-TRANSFERABLE. The foregoing warranty is not transferable and may not be relied upon or enforced by any person other than SBE or any successor or assignee of SBE.


                                                                   Page 10 of __
                                                         Exhibit Index on page 4

     LIMITATION OF LIABILITY. IN NO EVENT SHALL XETEL BE LIABLE FOR SPECIAL, COLLATERAL, INDIRECT, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BEACH OR ANY OTHER PROVISIONS OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THOSE PROVISIONS REGARDING WARRANTIES, GUARANTEES, INDEMNITIES, AND PATENT INFRINGEMENT, SUCH DAMAGES TO INCLUDE BUT NOT BE LIMITED TO, COSTS OF REMOVAL AND REINSTALLMENT OF GOODS OR ITEMS, LOSS OF GOOD WILL, LOSS OF PROFITS, OR LOSS OF USE. THIS LIMITATION WILL APPLY EVEN IF XETEL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. SBE hereby represents and warrants, and also acknowledges that XeTel is relying on such representations and warranties, that SBE's design(s) for the Equipment which SBE has furnished to XeTel are the original creation of SBE, or SBE has obtained such rights from the original creator to disclose the design(s) to XeTel, and that the manufacture of Equipment by XeTel in the manner provided for in this Agreement shall not violate or infringe upon any U.S. patent, trade secret or copyright or similar rights of third parties. SBE also agrees to defend, indemnify and hold XeTel, its officers, directors, employees and agents harmless from and against any losses, costs (including attorney's fees), claims, demands, actions, damages, expenses, liabilities, or injuries arising out of or in any way related to any alleged infringement of any world-wide patent, trade secret, copyright or similar rights of third parties relating to the design of the Equipment. If an indemnified party has incurred or suffered any loss or expenses for which such party is or may be entitled to indemnification pursuant hereto, such party shall promptly give written notice of such claim for indemnification to SBE, stating the amount claimed and the basis therefor. SBE shall have the right to assume the defense of any third party claim involving such loss and expenses with counsel reasonably satisfactory to XeTel. If SBE chooses not to assume such defense, SBE may nevertheless participate therein with counsel of its choosing. If SBE assumes such defense, SBE shall thereafter not be responsible for any attorney's fees of any indemnified party not previously incurred with respect to such defense except to the extent SBE requests the assistance of such party's counsel. Each indemnified party shall, at SBE's expense, cooperate with and assist SBE in the defense of any such claim in the manner reasonably requested by SBE, No indemnified party shall settle any claim for which indemnification may be sought hereunder without the prior written consent of SBE not to be unreasonably withheld.


                                                                   Page 11 of __
                                                         Exhibit Index on page 4

TERMINATION. In addition to partial rights pursuant to paragraph 6(b) hereof, the parties agree to the following termination provisions:

     AUTOMATIC TERMINATION. This Agreement shall automatically terminate upon a termination of the Facility Sublease (as defined in the Asset Purchase Agreement).

     FOR CAUSE. Either party may terminate this Agreement for cause if any material default by the other party remains uncured for more than thirty
     (30) days after written notice of such default is given, or if the other party files or has filed against it any bankruptcy, insolvency or receivership proceeding. Such written notice shall specify the conditions constituting the default and the corrective action, if any, to cure such default.

     COSTS. In the event that this Agreement is terminated pursuant to Para-graph 14(b) or 14(a) or any Purchase Order is cancelled pursuant to Paragraph 4(d) hereof, SBE shall be liable (upon delivery to SBE of written evidence satisfactory to it documenting such costs) for: (i) direct costs of scheduled work-in-process for SBE which have actually been incurred or for which XeTel is legally bound (ii) direct costs of all Raw Material or as required for such scheduled work-in-process; (iii) direct costs of all non-cancelable Purchase Orders which have actually been incurred or for which XeTel is legally bound; (iv) cancellation and/or restocking charges on Purchase Orders placed on behalf of SBE; (v) labor costs expended in procuring (including rescheduling and/or cancellation), handling (including internal restocking), preparing and/or processing Raw Material associated with processing Equipment; and (vi) reasonable handling charges for any canceled Equipment delivered to SBE. In the event of any termination of this Agreement, XeTel shall be liable for all packaging expenses and SBE shall pay for freight expenses, against delivery by XeTel to SBE of all such work-in-process and Raw Material, together with a bill of sale covering such work-in-process and Raw Material. Such work-in-process and Raw Material shall be in its original condition and XeTel shall convey good and marketable title to such work-in-process and Raw Material, free of liens, encumbrances and claims of third parties. In the event that any amounts described in this Paragraph 14(c) remain unpaid by SBE more than thirty (30) days after invoice for same, XeTel may draw upon the LC (subject to limitations contained therein) for such past due amounts. In any event, if such delinquency continues for an additional fifteen (15) days, such delinquency shall constitute a default by SBE hereunder.

     ORDERLY TERMINATION. In the event of termination of this Agreement, each party shall prepare for an orderly termination of this Agreement and promptly return to the owning party such party's materials, equipment, records and specifications.

CONFIDENTIALITY/NON-DISCLOSURE

     CONFIDENTIALITY. Each party hereto shall hold in strict confidence, and shall cause each of its officers, directors, employees, agents, attorneys or accountants (collectively, "Associates") to hold in strict confidence, all Confidential Information obtained with respect to the other party hereto. As used herein, "Confidential Information" means any Equipment related information, trade secret, technical data, or know-how, including, but not limited to, a party's research,


                                                                   Page 12 of __
                                                         Exhibit Index on page 4
     products, software, services, development, inventions, processes, designs, drawings, engineering, marketing, finances, or such other information which the party receiving the information (the "Receiving Party") knows or has reason to know is the confidential or proprietary information of a party (the "Disclosing Party") which has made such disclosure either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information does not include information, technical data or know-how that (i) is in the Receiving Party's possession at the time of disclosure as shown by the Receiving Party's files and records prior to the time of disclosure; (ii) before or after it has been disclosed to the Receiving Party, is part of the public knowledge or literature, not as a result of any action or inaction of the Receiving Party; (iii) is disclosed to the Receiving Party on a non-confidential basis by a third party having a legal right to such information; (iv) is independently developed by the Receiving Party, as properly documented by the Receiving Party; (v) is approved for release by written authorization of the Disclosing Party; or (vi) has been independently developed by, legally acquired by, or licensed to the Receiving Party in connection with manufacturing Equipment.

     NO DISCLOSURE OF AGREEMENT. The parties shall not disclose the terms of this Agreement to any other party, except as may be necessary to enforce the terms of this Agreement, required by law, or as mutually agreed upon by the parties.

     RETURN OF CONFIDENTIAL INFORMATION. Within thirty (30) days after the termination or expiration of this Agreement, each party shall forward to the other party all Confidential Information belonging to such other party which may be in its possession. Thereafter, each party shall make no further use, either directly or indirectly, of any such Confidential Information.

     NO RIGHTS OR LICENSES. The only rights or licenses which either party may claim as being granted hereunder are those which are expressly granted hereunder, and no rights or licenses are conveyed to either party or to any third party by implication, waiver or estoppel.

LICENSE. SBE hereby grants XeTel a limited and non-perpetual right and license to use the Technology in connection with the manufacture of Equipment during the term of this Agreement, which license shall immediately terminate upon the termination or expiration of this Agreement. As used herein, "Technology" shall mean all general and specific knowledge, experience and information, whether tangible or intangible, now owned or possessed by or on behalf of SBE and relating to the manufacture of Equipment, including without limitation, all data, inventions, discoveries, techniques, ideas, processes, trade secrets, copyrights, know-how, technology and improvements thereof, and all patent and proprietary rights (including without limitation, patent applications and inventor's certificates and all extensions, continuations, continuations-in-part, divisions, reissues and renewals of patents) and any materials that are now owned or possessed by or on behalf of SBE or which are subject to any agreement or arrangement or under which SBE has the right to use or license, relating to the manufacture of Equipment and all associated results, programs, documents and copies constituting, describing or relating to the above, includ-ing without limitation, memoranda, descriptions, specifications, formulations, drawings, schematics, and notebooks relating in any manner to the above but excluding manufacturing processes legally acquired by, independently developed by, or licensed to XeTel in connection with manufacturing Equipment.


                                                                   Page 13 of __
                                                         Exhibit Index on page 4

FORCE MAJEURE. Neither party shall be liable for any delay in performance or failure to perform, in whole or in part, when such delay or failure to perform is due solely to a labor dispute, strike, war or act of war (whether an actual declaration is made or not), insurrection, riot, civil commotion, act of public enemy, accident, fire, flood, or other act of God, or any act of any government authority, judicial action, or similar causes beyond the reasonable control of such party. If an event of force majeure occurs, the other party shall be immediately notified in writing. The party whose performance was delayed by the event of force majeure shall use commercially reasonable efforts to avoid or remove the event of force majeure and shall immediately resume performance of its obligations under this Agreement upon the removal of such event of force majeure.

RELATIONSHIP OF PARTIES.  XeTel shall be deemed to be an independent contractor
of   SBE and therefore not an agent or employee of SBE.  SBE acknowledges that
XeTel may from time to time use additional subcontractors to complete the product and hereby gives approval to XeTel to use such other subcontractors upon prior written consent of SBE not to be unreasonably withheld.

WAIVER. No failure or delay on the part of either party hereto in exercising any right or remedy under this Agreement, or any single or partial exercise of any such right or remedy, shall operate as a waiver thereof. No provision of this Agreement may be waived except in writing signed by such party granting the waiver.

TAXES. SBE shall be responsible for and pay all property taxes imposed by any governmental entity in California on XeTel as a result of, or in connection with, products provided by XeTel hereunder or for holding Transferred Inventory or Excess Inventory, upon delivery to SBE of notices of tax assessments or copies of correspondence from taxing authorities addressed to XeTel reasonably acceptable to SBE, PROVIDED, HOWEVER, nothing in this Paragraph 20 shall be deemed to prevent SBE from contesting any such taxes in good faith.

SEVERABILITY. If any term or provision of this Agreement, or the application of this Agreement to any person, entity or circumstance, is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceabil-ity of the remainder of this Agreement shall not be affected, but shall be valid and enforceable as if the invalid term, condition or provision were not a part of this Agreement.

PARTIES BOUND. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted by this Agreement.

SUPERSEDING EFFECT

     ENTIRE AGREEMENT. This Agreement, including all Schedules, and the Asset Purchase Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understanding and agreements, either oral or written, between the parties and each of its Associates. This Agreement shall be modified only in a writing signed by the parties hereto.


                                                                   Page 14 of __
                                                         Exhibit Index on page 4

     INCONSISTENT WRITINGS. Any term, condition and/or provision of a Purchase Order or other communication which is in any way inconsistent with or in addition to these terms shall not be binding upon XeTel unless accepted by XeTel in writing. The retention by SBE of Equipment after the date when such Equipment must be returned shall be conclusively deemed acceptance of such Equipment. XeTel's or SBE's failure to object to terms contained in any communication from the other party shall not be conclusively deemed acceptance thereof or a waiver of the terms hereof.

NON-ASSIGNMENT. Neither this Agreement nor any provision thereof may be assigned without the prior written consent of the other party which shall not be unreasonably withheld.

APPLICABLE LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws the State of California, as such laws are applicable to contracts between California residents entered into in California and to be performed entirely in California. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

BOOKS AND RECORDS. Each party to this Agreement shall make available to the other party, during business hours and upon the request of the other party, books and records reasonably sufficient to audit any statement or other writing delivered by such party pursuant to the terms of this Agreement.

MITIGATION. Each of XeTel and SBE shall use commercially reasonable efforts to mitigate any liability the other has beyond the express terms of this Agreement.

NON-COMPETE. SBE agrees through the term of this Agreement and renewals, if any, it will not directly or indirectly or through any ownership interest in any firm, corporation, partnership or other business engage in contract manufacturing activities substantially similar to those provided by XeTel hereunder that generate in excess of three million dollars ($3,000,000.00) annually.

NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth on the signature pages hereof or at such other address as any party may designate by advance written notice to the other parties hereto.


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

The parties hereto hereby execute this Agreement to be effective on the date referenced above.

XETEL CORPORATION                            SBE, INC.


By:                                          By:
    ---------------------                        ---------------------
Name:  Angelo A. DeCaro, Jr.                      Name:
Title: President and                         Title:
        Chief Executive Officer

2525 Brockton Drive                     4550 Norris Canyon Road
Austin, TX  78758                            San Ramon, CA  94583-1369
Attention:  Richard S. Chilinski             Attention:  Timothy J. Repp
Telephone:  (512) 435-1150                   Telephone:  (510) 355-7610
Telecopy:  (512) 834-9250                    Telecopy:  (510) 355-2033

with a copy to:                              with a copy to:

Brobeck, Phleger & Harrison LLP              Cooley Godward LLP
301 Congress Avenue, Suite 1200              One Maritime Plaza, 20th Fl.
Austin, Texas  78701                    San Francisco, CA  94111
Attention:  P. Steven Hacker            Attention:  Christopher A. Westover
Telephone:  (512) 477-5495                   Telephone:  (415) 693-2000
Telecopy:  (512) 477-5813                    Telecopy:  (415) 951-3699


                                                                   Page 16 of __
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

Exhibit 1.5(g) Form of Security Agreement


                       SECURITY AGREEMENT

               (ACCOUNTS, CHATTEL PAPER, EQUIPMENT
      INSTRUMENTS, GENERAL INTANGIBLES, AND OTHER PROPERTY)



                             BETWEEN

                            SBE, INC.

                               AND

                        XETEL CORPORATION



                       NOVEMBER ____, 1996


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

                       SECURITY AGREEMENT

               ACCOUNTS, CHATTEL PAPER, EQUIPMENT,
      INSTRUMENTS, GENERAL INTANGIBLES, AND OTHER PROPERTY

     THIS SECURITY AGREEMENT (this "AGREEMENT") is made as of November ____, 1996, between SBE, INC., a California corporation with its principal office located at 4550 Norris Canyon Road, San Ramon, California 94583-1369 ("DEBTOR") and XETEL CORPORATION, a Delaware corporation with offices at 2525 Brockton Drive, Austin, Texas 78759 ("SECURED PARTY").


                            RECITALS

     A. On even date herewith, Secured Party, and Debtor are executing an Asset Purchase Agreement (such agreement, as may from time to time be amended or supplemented, being hereinafter called the "PURCHASE AGREEMENT") pursuant to which, upon the terms and conditions stated therein, the Secured Party has agreed to purchase certain assets from and to provide certain services for Debtor.

     B. The Secured Party has conditioned its obligations under the Purchase Agreement upon the execution and delivery by Debtor of this Agreement, and Debtor has agreed to enter into this Agreement.

     C. Therefore, in order to comply with the terms and conditions of the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees with Secured Party as follows:

                            ARTICLE 1

                        SECURITY INTEREST

     Section 1.01 GRANT OF SUBORDINATED SECURITY INTEREST. Debtor hereby assigns and grants to Secured Party, a security interest in and right of set-off against the assets referred to in Section 1.02 (the "COLLATERAL") to secure the prompt payment and performance of the "OBLIGATIONS" (as defined in Section 2.02) and the performance by Debtor of this Agreement. The security interest granted hereby is expressly subordinated to the rights and terms of those presently existing security interests and permitted liens specified in Schedule 1.01 hereof (the "SENIOR SECURITY INTERESTS")

     Section 1.02 COLLATERAL. The Collateral consists of the following types or items of property (including property hereafter acquired by Debtor as well as property which Debtor now owns or in which Debtor has rights):

          (a) All of Debtor's accounts, chattel paper, equipment, documents, instruments and general intangibles.

          (b) (I) Any related or additional property from time to time delivered to or deposited with Secured Party by or for the account of Debtor; (ii) all property used or usable in connection with any


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

     property referred to in this Section 1.02; (iii) all proceeds, replacements, additions to and substitutions for any of the property referred to in this Section 1.02 and claims against third parties; and (iv) all books and records related to any of the property referred to in this
     Section 1.02, including, without limitation, any and all books of account, customer lists, payor lists and other records relating in any way to the accounts, chattel paper or instruments referred to in this Section 1.02.

          (c) All general intangibles related to any property referred to in this Section 1.02, including, without limitation, all (i) letters of credit, bonds, guaranties, purchase or sales agreements and other contractual rights, rights to performance, and claims for damages, refunds (including tax refunds) or other monies due or to become due subject in each case to contractual rights of others; (ii) orders, franchises, permits, certificates, licenses, consents, exemptions, variances, authorizations or other approvals by any governmental agency or court to the extent assignable; (iii) business records, computer tapes and computer software; (iv) goodwill; and (v) other intangible personal property, whether similar or dissimilar to the property referred to in this Section 1.02.

It is expressly contemplated that additional property may from time to time be pledged, assigned or granted to Secured Party as additional security for the Obligations, and the term "COLLATERAL" as used herein shall be deemed for all purposes hereof to include all such additional property, together with all other property of the types described above related thereto.

     Section 1.03 LOCATION OF COLLATERAL. The Collateral is located or (except as otherwise permitted by Section 4.01) shall be located only in the places specified in SCHEDULE 1.03 (provided that the Collateral shall be subject to the security interest created by this Agreement irrespective of whether or not the Collateral is located in the such places).

                            ARTICLE 2

                           DEFINITIONS

     Section 2.01 TERMS DEFINED ABOVE OR IN THE PURCHASE AGREEMENT. As used in this Agreement, the terms defined above shall have the meanings respectively assigned to them. Other capitalized terms which are defined in the Purchase Agreement but which are not defined herein shall have the same meanings as defined in the Purchase Agreement.

     Section 2.02 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

          "ACCOUNTS" means all accounts, chattel paper and instruments (as such terms are defined in the Code) at any time included in the Collateral.

          "ACCOUNT DEBTOR" means any Person liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any obligations included in the Collateral, whether as an account debtor (as defined in the Code), obligor on an instrument, issuer of documents or securities, guarantor or otherwise.


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

          "AGREEMENT" means this Security Agreement, as the same may from time to time be amended or supplemented.

          "CODE" means the Uniform Commercial Code as presently in effect in the State of California. Unless otherwise indicated by the context herein, all uncapitalized terms herein which are defined in the Code shall have their respective meanings as used in Article 9 of the Code.

          "EVENT OF DEFAULT" means any event specified in Section 6.01.

          "OBLIGATIONS" means all present and future obligations, liabilities and covenants of Debtor to Secured Party arising hereunder, under the MSA, the Purchase Agreement, the Facility Sublease and the Equipment Sublease, including pursuant to indemnities and any extensions and rearrangements of credit. The Obligations shall also include all interest, charges, expenses, reasonable attorneys' or other fees and any other sums payable to or incurred by Secured Party in connection with the execution, administration or enforcement of Secured Party's rights and remedies hereunder, under the MSA, the Purchase Agreement, the Facility Sublease and the Equipment Sublease with Debtor.

          "OBLIGOR" means any Person, other than Debtor, liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any of the Obligations whether as maker, co-maker, endorser, guarantor, accommodation party, general partner or otherwise.

                            ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES

     In order to induce Secured Party to accept this Agreement, Debtor represents and warrants to Secured Party that (which representations and warranties survive the creation and payment of the Obligations):

     Section 3.01 OWNERSHIP OF COLLATERAL; ENCUMBRANCES; VALID AND BINDING AGREEMENT. Debtor is the legal and beneficial owner of the Collateral free and clear of any adverse claim, lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement and the Senior Security Interests, and Debtor has full right, power and authority to assign and grant a security interest in the Collateral to Secured Party. This Agreement constitutes a legal, valid and binding obligation of Debtor enforceable against Debtor in accordance with its terms (except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors' rights and general principles of equity (whether considered in a proceeding in equity or at law)). The execution, delivery and performance of this Agreement will not violate the terms of any material contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Debtor is subject and does not require the consent or approval of any other Person except as disclosed to Secured Party in the Disclosure Letter.

     Section 3.02 NO REQUIRED CONSENT. Except as Debtor has obtained as of the date hereof, no authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than the filing of financing statements) is required for (i) the due execution, delivery and performance by Debtor of this Agreement, (ii) the grant by Debtor of the security


                                                                   Page 20 of __
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

interest granted by this Agreement, (iii) the perfection of such security interest or (iv) the exercise by Secured Party of its rights and remedies under this Agreement.

     Section 3.03 PRIORITY OF SECURITY INTEREST. The grant of the security interest in the Collateral pursuant to this Agreement creates a valid and perfected security interest in the Collateral, enforceable against Debtor (except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors' rights and general principles of equity (whether considered in a proceeding in equity or at law)) and all third parties (except third parties in favor of which the Senior Security Interests run) and securing payment of the Obligations subordinate only to the Senior Security Interests.

     Section 3.04 NO FILINGS BY THIRD PARTIES. Except with respect to the Senior Security Interests, no financing statement or other public notice or recording covering the Collateral is on file in any public office (other than any financing statement or other public notice or recording naming Secured Party as the secured party therein).

     Section 3.05 NO NAME CHANGES. Debtor has not, during the preceding five years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Debtor herein.

     Section 3.06 LOCATION OF DEBTOR AND COLLATERAL. Debtor's chief executive office and Debtor's records concerning the Collateral are located at the address or location set forth in the opening paragraph hereof. The Collateral is located a Debtor's address set forth in the opening paragraph hereof or at the location(s), if any, specified in SCHEDULE 1.03. Any Collateral not at such location(s) nevertheless remains subject to Secured Party's security interest.

     Section 3.07 INFORMATION REGARDING THE COLLATERAL. All statements or other information provided by Debtor to Secured Party describing or with respect to the Collateral is or (in the case of subsequently furnished information) will be when provided correct and complete in all material respects. The delivery at any time by Debtor to Secured Party of additional Collateral or of additional descriptions of Collateral shall constitute a representation and warranty by Debtor to Secured Party hereunder that the representations and warranties of this Article 3 are materially correct insofar as they would pertain to such Collateral or the descriptions thereof.

     Section 3.08   ACCOUNTS.

     (a) To the best of Debtor's knowledge, each Account represents the genuine, valid and legally enforceable indebtedness of an Account Debtor (except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting creditors' rights and general principles of equity (whether considered in a proceeding in equity or at law)) arising from the sale, lease or rendition by Debtor of services and is not (except as may arise in the ordinary course of business) subject to contra accounts, set-offs, defenses, counterclaims, allowances or adjustments (other than discounts for prompt payment shown on the invoice), or objections or complaints by the Account Debtor concerning its liability on the Account.


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

     (b) The amount shown as to each Account on Debtor's books is or will be the true amount owing and unpaid thereon. Each Account arose or shall have arisen in the ordinary course of Debtor's business; provided, however, that any Accounts which arose or hereafter arise outside the ordinary course of Debtor's business shall nevertheless be included as part of the Collateral. Debtor has no knowledge of any bankruptcy, insolvency or other action affecting creditors' rights with respect to any Account Debtor.

     (c) Each invoice or agreement evidencing the Accounts is or will be due and payable not more than 120 days from the date thereof; provided, however, that any Accounts not so due and payable shall nevertheless be included as part of the Collateral.

     Section 3.09 DELIVERY OF LETTERS OF CREDIT. With respect to Collateral covered by one or more certificates of title or other documents evidencing ownership or possession thereof, and with respect to any Accounts or other Collateral supported by letters of credit, each of such certificates, documents, or letters of credit has been delivered to Secured Party except as have been or are required to be delivered to other creditors of Debtor pursuant to the Senior Security Interests and purchase money security interests hereafter arising (provided that all letters of credit referred to in Section 1.02 shall be subject to the security interest created by this Agreement irrespective of whether or not such delivery shall have been made).

                            ARTICLE 4

                    COVENANTS AND AGREEMENTS

     Debtor will at all times comply with the covenants and agreements contained in this Article 4, from the date hereof and for so long as any part of the Obligations are outstanding.


     Section 4.01 CHANGE IN LOCATION OF DEBTOR. Debtor will notify Secured Party on or within twenty (20) days of the date of any change in location (other than in the ordinary course of business) of the Collateral other than that specified in SCHEDULE 1.03. Debtor will give Secured Party 30 days' prior written notice of (i) the opening or closing of any place of Debtor's business or (ii) any change in the location of Debtor's residence, chief executive office or address.

     Section 4.02 CHANGE IN DEBTOR'S NAME OR ORGANIZATIONAL STRUCTURE. Debtor will not change its name, identity or organizational structure (including, without limitation, any merger, consolidation or sale of substantially all of its assets) without notifying Secured Party of such change in writing at least 30 days prior to the effective date of such change. Without the express written consent of Secured Party, however, Debtor will not engage in any other business or transaction under any name other than Debtor's name hereunder.

     Section 4.03 DELIVERY OF LETTERS OF CREDIT AND INSTRUMENTS. Debtor will deliver each letter of credit (except as are required to be delivered to other creditors of Debtor pursuant to the Senior Security Interests or in connection with purchase money security interests hereafter arising), if any, included in the Collateral to Secured Party, in each case forthwith upon receipt by or for the account of Debtor. If any Account becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money (other than checks or drafts in payment of Accounts collected by Debtor in the ordinary course of business prior to notification by Secured Party under
Section 6.02(h)), Debtor will immediately deliver such instrument to Secured Party (except as are required to be delivered to other creditors of Debtor pursuant to


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

the Senior Security Interests) appropriately endorsed and, regardless of the form of presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, Debtor will remain liable thereon until such instrument is paid in full.

     Section 4.04 SALE, DISPOSITION OR ENCUMBRANCE OF COLLATERAL. Debtor will not in any way encumber any of the Collateral (or permit or suffer any of the Collateral to be encumbered) or assign, lend or otherwise dispose of or transfer any of the Collateral (except in the ordinary course of business) to or in favor of any Person other than Secured Party; provided however, in all events the factoring or other sale of accounts receivable shall require the prior written consent of Secured Party.

     Section 4.05   PROCEEDS OF COLLATERAL.  Except as permitted by
Section 4.11, Debtor will deliver to Secured Party (except as are required to be delivered to other creditors of Debtor pursuant to the Senior Security Interests) promptly upon receipt all proceeds delivered to Debtor from the sale or disposition of any Collateral. If chattel paper, documents or instruments are received as proceeds, which are required to be delivered to Secured Party, they will be, immediately upon receipt, properly endorsed or assigned and delivered to Secured Party as Collateral (except as are required to be delivered to other creditors of Debtor pursuant to the Senior Security Interests). This
Section 4.05 shall not be construed to permit sales or dispositions of Collateral except as may be elsewhere expressly permitted by this Agreement.


     Section 4.06 PAYMENT OF TAXES AND LIENS. Debtor will pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, except for such assessments which are being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Debtor in respect of taxes and other governmental charges are, in the opinion of the Debtor, adequate.

     Section 4.07 RECORDS AND INFORMATION. Debtor shall keep accurate and materially complete records of the Collateral (including proceeds) in accordance with its standard business practice. Subject to Section 5.04, after the occurrence and during the continuance of an Event of Default, (a) Secured Party may upon reasonable prior written notice have access to, examine, audit, make extracts from and inspect without hindrance or delay Debtor's records, files and the Collateral during normal business hours, and (b) Debtor will promptly furnish such information as Secured Party may from time to time reasonably request regarding (i) the business, affairs or financial condition of Debtor or
(ii) the Collateral or Secured Party's rights or remedies with respect thereto.

     Section 4.08 PERFORMANCE OF OBLIGATIONS. Debtor will promptly and properly perform all of its obligations under this Agreement.

     Section 4.09 REIMBURSEMENT OF EXPENSES. Debtor will pay to Secured Party all reasonable advances, charges, costs and expenses (including, without limitation, all costs and expenses of retaking, holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral if an Event of Default occurs and all reasonable attorneys' fees, legal expenses and court costs) incurred by Secured Party in connection with the exercise of Secured Party's rights and remedies hereunder. Debtor hereby assumes all liability for the Collateral, the security interests created hereunder and any use, possession, maintenance, management, enforcement or collection of any or all of the Collateral. DEBTOR AGREES TO INDEMNIFY AND HOLD SECURED PARTY HARMLESS FROM AND AGAINST AND COVENANTS TO DEFEND SECURED PARTY AGAINST ANY AND


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

ALL LOSSES, DAMAGES, CLAIMS, COSTS, PENALTIES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, COURT COSTS AND ATTORNEYS' FEES, INCURRED BECAUSE OF, INCIDENT TO, OR WITH RESPECT TO THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, ANY USE, POSSESSION, MAINTENANCE OR MANAGEMENT THEREOF), BUT EXCLUDING ANY LOSSES, DAMAGES, CLAIMS, COSTS, PENALTIES, LIABILITIES OR EXPENSES ARISING SOLELY BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SECURED PARTY. All amounts for which Debtor is liable pursuant to this
Section 4.09 shall be due and payable by Debtor to Secured Party upon demand.
If Debtor fails to make such payment when due and Secured Party pays such amount, the same shall be due and payable by Debtor to Secured Party, plus interest thereon from the date thirty (30) days after Secured Party's demand (or from the date of Secured Party's payment if demand is not made due to bankruptcy or other proceedings) at the Post Default Rate (hereafter defined).

     Section 4.10 FURTHER ASSURANCES. Subject to the Senior Security Interests and in accordance with Section 5.04, after the occurrence, and during the continuation of an Event of Default, upon the request of Secured Party, Debtor shall (at Debtor's expense) execute and deliver all such assignments, certificates, financing statements or other documents and give further assurances and do all other acts and things as Secured Party may reasonably request to perfect Secured Party's interest in the Collateral or to protect, enforce or otherwise effect Secured Party's rights and remedies hereunder.

     Section 4.11 ACCOUNTS. Subject to the Senior Security Interests and prior to notification by Secured Party under Section 6.02(h), Debtor will collect the Accounts in the ordinary course of its business and may retain the proceeds of such collections (subject to Section 4.03). Debtor will duly perform or cause to be performed all of Debtor's obligations with respect to the Accounts and the underlying transactions giving rise to the Accounts.

     Section 4.11 SENIOR SECURITY INTERESTS. Debtor hereby agrees that within the confines of existing confidentiality agreements with creditors in whose favor the Senior Security Interests run, Debtor has provided and will promptly provide Secured Party in the future with true and correct copies of all correspondence and agreements and amendments, supplements, restatements and modifications of any kind thereto.

                            ARTICLE 5

           RIGHTS, DUTIES AND POWERS OF SECURED PARTY

     The following rights, duties and powers of Secured Party are applicable irrespective of whether an Event of Default occurs and is continuing (except as such rights, duties and powers may otherwise be limited as specifically set forth below or by the terms of the Senior Security Interests):

     Section 5.01 DISCHARGE ENCUMBRANCES. Secured Party may, at its option, discharge any taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse Secured Party upon demand for any payment so made, plus interest thereon from the date of Secured Party's demand at twelve percent (12%) per annum (the "Post-Default Rate").


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

     Section 5.02 TRANSFER OF COLLATERAL. Upon the occurrence and during the continuance of an Event of Default, Secured Party may transfer any or all of the Obligations, and upon any such transfer Secured Party may transfer its interest in any or all of the Collateral and shall be fully discharged thereafter from all liability therefor. Any transferee of the Collateral shall be vested with all rights, powers and remedies of Secured Party hereunder.

     Section 5.03 CUMULATIVE AND OTHER RIGHTS. The rights, powers and remedies of Secured Party hereunder are in addition to all rights, powers and remedies given by law or in equity. The exercise by Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any other rights of set-off.

     Section 5.04   DISCLAIMER OF CERTAIN DUTIES; ORDER OF REMEDIES.

     (a) The powers conferred upon Secured Party by this Agreement are to protect its interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Debtor hereby agrees that Secured Party shall not be liable for, nor shall the indebtedness evidenced by the Obligations be diminished by, Secured Party's delay or failure to collect upon, foreclose, sell, take possession of or otherwise obtain value for the Collateral.

     (b) In the event Secured Party pursues its remedies hereunder and/or available at law or in equity, Secured Party shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Obligor, Account Debtor or other Person. Debtor waives any right of marshaling in respect of any and all Collateral, and waives any right to require Secured Party to proceed against any Obligor, Account Debtor or other Person, exhaust any Collateral or enforce any other remedy which Secured Party now has or may hereafter have against any Obligor or other Person. Notwithstanding anything to the contrary herein, Secured Party shall be required to proceed first against the LC in accordance with the terms of the MSA and the Purchase Agreement with respect to satisfaction of Obligations related to the MSA (the "MSA Obligations") prior to the exercise of any rights or remedies hereunder related to the MSA Obligations.

     Section 5.05   MODIFICATION OF OBLIGATIONS; OTHER SECURITY.  Debtor waives
(i) any and all notice of acceptance, creation, modification, rearrangement, renewal or extension for any period of any instrument executed by any Obligor in connection with the Obligations and (ii) any defense of any Obligor by reason of disability, lack of authorization, cessation of the liability of any Obligor or for any other reason. Debtor authorizes Secured Party, without notice or demand and without any reservation of rights against Debtor and without affecting Debtor's liability hereunder or on the Obligations, from time to time to
(x) take and hold other property, other than the Collateral, as security for the Obligations, and exchange, enforce, waive and release any or all of the Collateral,(y) during the occurrence and continuance of an Event of Default only, apply the Collateral in the manner permitted by this Agreement, and (z) during the occurrence and continuance of an Event of Default only, renew, extend for any period, accelerate, amend or modify, supplement, enforce, compromise, settle, waive or release the obligations of any Obligor or any instrument or agreement of such other Person with respect to any or all of the Obligations or Collateral.


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

                            ARTICLE 6

                        EVENTS OF DEFAULT

     Section 6.01 EVENTS. Any of the following events shall constitute an Event of Default under this Agreement:

          (a) Representations and Warranties - any representation or warranty made by Debtor to Secured Party proves to have been incorrect in any material respect as of the date thereof;

          (b) Covenants - default is made by Debtor in the performance of any covenant or agreement contained in this Agreement or any of the Seller Agreements or in any other document now or hereafter executed in connection with or as security for the Obligations;

          (c) Termination, Insolvency, etc. - Debtor shall: (i) die, dissolve or otherwise terminate its existence in its form as of the date hereof except by merger or sale pursuant to which the Obligations are assumed by law or contract by the surviving entity which surviving entity is determined by Secured Party to be creditworthy, (ii) be decreed insolvent by a court of competent jurisdiction, (iii) have a custodian, receiver or agent appointed or authorized to take charge of its properties, (iv) make an assignment for the benefit of creditors or call a meeting of creditors for the composition of debts, or (v) be subject to the commencement of any proceeding in bankruptcy or under other insolvency laws, and such decree, appointment, assignment or proceeding as set forth in items (c) (ii)-(iv) above shall not be released, stayed, vacated or otherwise dismissed for a period of forty-five (45) days; or

          (d)  Defaults on Other Obligations - default by Debtor or any Obligor
     (i) in any payment of any indebtedness, guaranty or other obligation in excess of $500,000 (whether to Secured Party or others) beyond any period of grace provided with respect thereto, or (ii) in the performance of any other material agreement, term or condition if the effect of such default is to cause an obligation in excess of $500,000 to become due on demand or before its stated maturity or to permit the holder(s) of such obligation or the trustee(s) under any such agreement or instrument to cause such obligation to become due on demand or prior to its stated maturity, whether or not such default or failure to perform should be waived by the holder(s) of such obligation or such trustee(s).


     Section 6.02 REMEDIES. Subject to the terms of the Senior Security Interests and Section 5.04 hereof, upon the occurrence and during the continuance of any Event of Default, Secured Party may take any or all of the following actions without notice or demand to Debtor:

          (a) Declare all or part of the indebtedness pursuant to the Obligations immediately due and payable and enforce payment of the same by Debtor or any Obligor.

          (b) Take possession of the Collateral, or at Secured Party's request Debtor shall, at Debtor's cost, assemble the Collateral and make it available at a location to be specified by Secured


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

     Party which is reasonably convenient to Debtor and Secured Party. In any event, Debtor shall bear the risk of accidental loss or damage to or diminution in value of the Collateral, and Secured Party will not have any liability whatsoever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to risk insured.

          (c) Sell, in one or more sales and in one or more parcels, or otherwise dispose of any or all of the Collateral in any commercially reasonable manner as Secured Party may elect, in a public or private transaction, at any location as deemed reasonable by Secured Party either for cash or credit or for future delivery at such price as Secured Party may deem fair, and (unless prohibited by the Code, as adopted in any applicable jurisdiction) Secured Party may be the purchaser of any or all Collateral so sold and may apply upon the purchase price therefor any Obligations secured hereby. Any such sale or transfer by Secured Party either to itself or to any other Person shall be absolutely free from any claim of right by Debtor, including any equity or right of redemption, stay or appraisal which Debtor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, Secured Party shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. It shall not be necessary that the Collateral or any part thereof be present at the location of any such sale or transfer. Secured Party may, at its discretion, provide for a public sale, and any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. Secured Party shall not be obligated to make any sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale by announcement at any time and place fixed for such sale, and such sale may be made at any time or place to which the same may be so adjourned. In the event any sale or transfer hereunder is not completed or is defective in the opinion of Secured Party, such sale or transfer shall not exhaust the rights of Secured Party hereunder, and Secured Party shall have the right to cause one or more subsequent sales or transfers to be made hereunder. In the event that any of the Collateral is sold or transferred on credit, or to be held by Secured Party for future delivery to a purchaser or transferee, the Collateral so sold or transferred may be retained by Secured Party until the purchase price or other consideration is paid by the purchaser or transferee thereof, but in the event that such purchaser or transferee fails to pay for the Collateral so sold or transferred or to take delivery thereof, Secured Party shall incur no liability in connection therewith.
     If only part of the Collateral is sold or transferred such that the Obligations remain outstanding (in whole or in part), Secured Party's rights and remedies hereunder shall not be exhausted, waived or modified, and Secured Party is specifically empowered to make one or more successive sales or transfers until all the Collateral shall be sold or transferred and all the Obligations are paid.

          (d) Take possession of all books and records of Debtor pertaining to the Collateral. Secured Party shall have the authority to enter, without a breach of the peace, upon any real property or improvements thereon in order to obtain any such books or records, or any Collateral located thereon, and remove the same therefrom without liability.

          (e) Apply proceeds of the disposition of the Collateral to the Obligations in any manner elected by Secured Party and permitted by the Code or otherwise permitted by law or in equity. Such application may include, without limitation, the reasonable expenses of retaking, holding, preparing


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

     for sale or other disposition, and the reasonable attorneys' fees and legal expenses incurred by Secured Party.

          (f) Appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer by Secured Party of the Collateral.

          (g) Apply and set-off as permitted by the Code and applicable law (i) any deposits of Debtor now or hereafter held by Secured Party; (ii) all claims of Debtor against Secured Party, now or hereafter existing; (iii) any other property, rights or interests of Debtor which come into the possession or custody or under the control of Secured Party; and (iv) the proceeds of any of the foregoing as if the same were included in the Collateral. Secured Party agrees to notify Debtor promptly after any such set-off or application; provided, however, the failure of Secured Party to give any notice shall not affect the validity of such set-off or application.

          (h) Receive, change the address for delivery, open and dispose of mail addressed to Debtor, and to execute, assign and endorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of Debtor.

          (i) Notify or require Debtor to notify Account Debtors that the Accounts have been assigned to Secured Party and direct such Account Debtors to make payments on the Accounts directly to Secured Party and take all other action as may be necessary to effectuate such assignment. To the extent Secured Party does not so elect, Debtor shall continue to collect the Accounts. Secured Party or its designee shall also have the right, in its own name or in the name of Debtor, to do any of the following: (i) to demand, collect, receipt for, settle, compromise any amounts due, give acquittances for, prosecute or defend any action which may be in relation to any monies due or to become due by virtue of, the Accounts; (ii) to sell, transfer or assign or otherwise deal in the Accounts or the proceeds thereof, as fully and effectively as if Secured Party were the absolute owner thereof; (iii) to extend the time of payment of any of the Accounts, to grant waivers and make any allowance or other adjustment with reference thereto; (iv) to endorse the name of Debtor on notes, checks or other evidences of payments on Collateral that may come into possession of Secured Party; (v) to take control of cash and other proceeds of any Collateral; (vi) to sign the name of Debtor on any invoice relating to any Collateral, or any drafts against Account Debtors or other persons making payment with respect to Collateral; (vii) to send a request for verification of Accounts to any Account Debtor; and (viii) to do all other acts and things necessary to carry out the intent of this Agreement.

          (j) Exercise all other rights and remedies permitted by law or in equity.

     Section 6.03 ATTORNEY-IN-FACT. Subject to the rights of the Senior Security Interests and in accordance with Section 5.04, upon the occurrence and during the continuance of any Event of Default, Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact, with full authority in the place and stead of Debtor and in the name of Debtor or otherwise, from time to time in Secured Party's discretion upon the occurrence and during the continuance of an Event of Default, but at Debtor's cost and expense and without notice to Debtor:


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

          (a) To obtain, adjust, sell and cancel any insurance with respect to the Collateral, and endorse any draft drawn by insurers of the Collateral. Secured Party may apply any proceeds or unearned premiums of such insurance to the Obligations (whether or not due).

          (b) To take any action and to execute any assignment, certificate, financing statement, notification, document or instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Debtor representing any payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

     Section 6.04 ACCOUNT DEBTORS. Subject to the terms of the Senior Security Interests and in accordance with Section 5.04 hereof, upon the occurrence and during the continuance of an Event of Default, any payment or settlement of an Account made by an Account Debtor to Secured Party will be, to the extent of such payment or to the extent provided under such settlement, a release, discharge and acquittance of the Account Debtor with respect to such Account, and Debtor shall take any action as may be required by Secured Party in connection therewith. No Account Debtor on any Account will ever be bound to make inquiry as to the termination of this Agreement or the rights of Secured Party to act hereunder, but shall be fully protected by Debtor in making payment directly to Secured Party.

     Section 6.05 LIABILITY FOR DEFICIENCY. If any sale or other disposition of Collateral by Secured Party or any other action of Secured Party hereunder results in reduction of the Obligations, such action will not release Debtor from its liability to Secured Party for any unpaid Obligations, including costs, charges and expenses incurred in the liquidation of Collateral, together with interest thereon, and the same shall be immediately due and payable to Secured Party at Secured Party's address set forth in the opening paragraph hereof.

     Section 6.06 REASONABLE NOTICE. If any applicable provision of any law requires Secured Party to give reasonable notice of any sale or disposition or other action, Debtor hereby agrees that ten days' prior written notice shall constitute reasonable notice thereof. Such notice, in the case of public sale, shall state the time and place fixed for such sale and, in the case of private sale, the time after which such sale is to be made.

     Section 6.07   NON-JUDICIAL ENFORCEMENT.  To the extent permitted by law,
(i) Secured Party may enforce its rights hereunder without prior judicial process or judicial hearing, and (ii) Debtor expressly waives any and all legal rights which might otherwise require Secured Party to enforce its rights by judicial process.

                            ARTICLE 7

                    MISCELLANEOUS PROVISIONS

     Section 7.01 NOTICES. Any notice required or permitted to be given under or in connection with this Agreement shall be given in accordance with the terms of the Purchase Agreement.


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

     Section 7.02 AMENDMENTS AND WAIVERS. Secured Party's acceptance of partial or delinquent payments or any forbearance, failure or delay by Secured Party in exercising any right, power or remedy hereunder shall not be deemed a waiver of any obligation of Debtor or any Obligor, or of any right, power or remedy of Secured Party; and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof. Secured Party may remedy any Event of Default hereunder or in connection with the Obligations without waiving the Event of Default so remedied. Debtor hereby agrees that if Secured Party agrees to a waiver of any provision hereunder, or an exchange of or release of the Collateral, or the addition or release of any Obligor or other Person, any such action shall not constitute a waiver of any of Secured Party's other rights or of Debtor's obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by Debtor and Secured Party and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

     Section 7.03 COPY AS FINANCING STATEMENT. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral is sufficient as a financing statement, and the same may be filed with any appropriate filing authority for the purpose of perfecting Secured Party's security interest in the Collateral.

     Section 7.04 POSSESSION OF COLLATERAL. Subject to the Senior Security Interests, Secured Party shall be deemed to have possession of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

     Section 7.05 REDELIVERY OF COLLATERAL. If any sale or transfer of Collateral by Secured Party results in full satisfaction of the Obligations, and after such sale or transfer and discharge there remains a surplus of proceeds, Secured Party will deliver to Debtor such excess proceeds in a commercially reasonable time.

     Section 7.06 GOVERNING LAW; JURISDICTION. This Agreement and the security interest granted hereby shall be construed in accordance with and governed by the laws of the State of California (except to the extent that the laws of any other jurisdiction govern the perfection and priority of the security interests granted hereby). Debtor consents to and submits to in personam jurisdiction and venue in the state district and county courts of the county wherein Secured Party's offices are located at the address specified in the opening paragraph hereof, and in the Federal District Courts of the district wherein such offices of Secured Party are located. This submission to jurisdiction is nonexclusive and does not preclude Secured Party from obtaining jurisdiction over Debtor or the Collateral in any court otherwise having jurisdiction.

     Section 7.07 SUBROGATION. Until all indebtedness in connection with the Obligations shall have been paid in full, Debtor shall have no right to subrogation or to enforce any remedy or participate in any Collateral or security whatsoever now or hereafter held by Secured Party.


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

     Section 7.08   CONTINUING SECURITY AGREEMENT.

     (a) Except as may be expressly applicable pursuant to Section 9-505 of the Code, no action taken or omission to act by Secured Party hereunder, including, without limitation, any action taken or inaction pursuant to Section 6.02, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until Secured Party shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is hereinafter provided in subsection (b) below.

     (b) To the extent that any payments on the Obligations or proceeds of the Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received by Secured Party, and Secured Party's security interests, rights, powers and remedies hereunder shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated if it shall theretofore have been terminated pursuant to Section 7.09.

     Section 7.09 TERMINATION. The grant of a security interest hereunder and all of Secured Party's rights, powers and remedies in connection therewith shall remain in full force and effect until ninety (90) after full and final payment of the Obligations at which point such security interest will automatically terminate. Upon such termination, Secured Party, at the written request and expense of Debtor, will provide a written release and will reassign and transfer the Collateral to Debtor and declare this Agreement to be of no further force or effect. Notwithstanding the foregoing, the reimbursement and indemnification provisions of Section 4.09 and the provisions of subsection 7.08(b) shall survive the termination of this Agreement.

     Section 7.11 COUNTERPARTS, EFFECTIVENESS. This Agreement may be executed in two or more counterparts. Each counterpart is deemed an original, but all such counterparts taken together constitute one and the same instrument. This Agreement becomes effective upon the execution hereof by Debtor and delivery of the same to Secured Party, and it is not necessary for Secured Party to execute any acceptance hereof or otherwise signify or express its acceptance hereof.


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

DEBTOR:                       SBE, INC.


                              By:
                                 ----------------------------------------
                                 ----------------------------------------
                                   William B. Heye, Jr.
                                   President and Chief Executive Officer




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